Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 23, 2012

BY AND AMONG

VERISK ANALYTICS, INC.,

MI6 ACQUISITION, INC.,

MEDICONNECT GLOBAL, INC.

AND

SECURITYHOLDERS’ REPRESENTATIVE

i

EXHIBITS:
Exhibit A	–	Form of Escrow Agreement
Exhibit B	–	Form of Opinion of Counsel to the Company
Exhibit C	–	Form of Opinion of Counsel to the Parent and Merger Sub

SCHEDULES
Schedule A	–	Non-Competition Agreements
Schedule B	–	Capitalized Leases

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made as of the 23rd day of March, 2012 by and among VERISK ANALYTICS, INC., a Delaware corporation (the “Parent”), MI6 ACQUISITION, INC., a Delaware corporation and a wholly-owned indirect subsidiary of the Parent (“Merger Sub”), MEDICONNECT GLOBAL, INC., a Delaware corporation (the “Company”, and together with Merger Sub, the “Merger Constituent Corporations”), and the undersigned Securityholders’ Representative (the “Securityholders’ Representative”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company, subject to the Required Stockholder Approval, has unanimously determined that it would be advisable, fair to and in the best interests of the stockholders of the Company, that Merger Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned indirect subsidiary of the Parent, upon the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, has approved the Merger, this Agreement and the other transactions contemplated by this Agreement and resolved to recommend that the stockholders of the Company approve the adoption of this Agreement in accordance with the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, the Boards of Directors of the Parent and Merger Sub have each approved and declared advisable this Agreement and the Merger and Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, its stockholder; and

WHEREAS, pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash in the manner set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the individuals listed on Schedule A annexed hereto has entered into non-competition agreements with the Company (collectively, the “Non-Competition Agreements”); and

WHEREAS, the Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the following meanings:

“409A Plan” has the meaning set forth in Section 3.15(l).

“Accountant” has the meaning set forth in Section 3.6(a).

“Accounts Receivable” has the meaning set forth in Section 3.10.

“Affiliate” means any Person controlling, controlled by or under common control with the subject referenced.

“Aggregate Merger Consideration Closing Payment” has the meaning set forth in Section 2.9.

“Aggregate Phantom Option Payment” means the aggregate bonus payment to be made at Closing on behalf of the Company to the holders of Phantom Options outstanding immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.15(a).

“Applicable Contract” means any Contract (a) under which the Company or any of its Subsidiaries has or may acquire any rights, (b) under which the Company or any of its Subsidiaries has or may become subject to any obligation or liability, or (c) by which the Company or any of its Subsidiaries or any of the assets or properties owned or used by them is or may become bound.

“Appraisal Shares” means any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with the provisions of the DGCL in connection with the Merger.

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Baseline Merger Consideration” has the meaning set forth in Section 2.7(i)(a).

“Baseline Working Capital” has the meaning set forth in Section 2.7(i)(a).

“Benefit Plans” has the meaning set forth in Section 3.15(a).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Per Share Merger Consideration” has the meaning set forth in Section 2.7(a).

“Closing Working Capital” has the meaning set forth in Section 12.2(a).

“Closing Working Capital Statement” has the meaning set forth in Section 12.2(b).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and the Treasury Regulations issued thereunder or under any successor law.

“Common Stock Equivalents” has the meaning set forth in Section 2.7(a)(ii).

“Common Stock Closing Payment” has the meaning set forth in Section 2.7(a).

“Company” has the meaning set forth in the preamble of this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 6.11.

“Company Closing Documents” has the meaning set forth in Section 3.1.

“Company Common Stock” means the common stock of the Company, $.001 par value per share.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and Merger Sub concurrently with the execution and delivery of this Agreement.

“Company Employee Agreements” has the meaning set forth in Section 3.22(a).

“Company Indebtedness” means, at any particular time, without duplication: (i) any indebtedness of the Company or any of its Subsidiaries for borrowed money (including, without limitation, all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any indebtedness of the Company or any of its Subsidiaries evidenced by any note, bond, debenture or other debt security, (iii) any outstanding reimbursement obligations of the Company or any of its Subsidiaries with respect to letters of credit, (iv) any outstanding amounts due of the Company or any of its Subsidiaries pursuant to a guarantee of other indebtedness, (v) any obligation of the Company or any of its Subsidiaries under leases capitalized in accordance with GAAP other than those certain capitalized leases set forth on Schedule B annexed hereto, (vi) any cash settlement obligation of the Company or any of its Subsidiaries with respect to the termination of currency exchange contracts, hedge agreements, swap contracts and similar arrangements, and (vii) any indebtedness of the Company or any of its Subsidiaries for sums owed secured by a Lien.

“Company Indebtedness Statement” has the meaning set forth in Section 6.7.

“Company Optionholder” means a holder of any Options.

“Company Properties” has the meaning set forth in Section 3.21.

“Company Stockholder” means a holder of any shares of Company Common Stock.

“Company Stock Plan” has the meaning set forth in Section 2.8.

“Company Warrantholder” means a holder of a Warrant or Warrants.

“Confidentiality Agreement” means the Confidentiality Agreement dated September 27, 2011 by and between the Company and the Parent.

“Continuing Employee” has the meaning set forth in Section 6.11(a).

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” has the meaning set forth in Section 11.2.

“Database” means databases, data compilations and any collection deemed a database or regulated collection of data under applicable Legal Requirements.

“Deductible Amount” has the meaning set forth in Section 11.4(a).

“Desktop Software” means any commercially available third party computer software that is licensed for use on desktop or laptop personal computers or related local area network servers.

“DGCL” has the meaning set forth in the recitals of this Agreement.

“Effective Time” has the meaning set forth in Section 2.2.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Laws” means any and all federal, regional, state, county, or local Legal Requirements or Orders of any federal, state or local Governmental Body relating to health or safety, pollution, damage to or the protection of the Environment and natural resources, environmental conditions, Releases or threatened Releases of Hazardous Materials into the Environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, whether existing in the past or present or hereafter enacted, rendered, adopted or promulgated, including without limitation, the Clean Air Act, as amended, Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, Resource Conservation and Recovery Act, as amended, Clean Water Act, as amended, Water Pollution Control Act, as amended, Hazardous Material Transportation Act, as amended, Toxic Substance Control Act, as amended, and all other environmental, conservation or protection laws.

“ERISA” has the meaning set forth in Section 3.15(a).

“ERISA Affiliate” has the meaning set forth in Section 3.15(a).

“Escrow Agent” has the meaning set forth in Section 2.13.

“Escrow Agreement” has the meaning set forth in Section 2.13.

“Escrow Amount” has the meaning set forth in Section 2.13.

“Escrow Deposit Per Share” has the meaning set forth in Section 2.13.

“Escrow Fund” means the Escrow Amount plus any interest or other return thereon.

“Estimated Working Capital” has the meaning set forth in Section 12.1(a).

“Estimated Working Capital Deficiency” has the meaning set forth in Section 12.1(b).

“Estimated Working Capital Surplus” has the meaning set forth in Section 12.1(b).

“FIN 48” has the meaning set forth in Section 3.6(b).

“Fundamental Representations” has the meaning set forth in Section 11.4(a).

“GAAP” means generally accepted accounting principles in the United States.

“Globerian” has the meaning set forth in Section 3.23.

“Governmental Authorization” means any approval, consent, license, permit, franchise, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (c) multi-national organization or body; or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” means any substance, material, or waste and any pollutant or contaminant, that is toxic, hazardous, infectious, explosive, corrosive, flammable or radioactive, or that is, now or in the future, defined, listed, included, deemed to be hazardous or regulated under any Environmental Laws, including, without limitation, petroleum (and derivatives thereof), polychlorinated biphenyls (“PCBs”), asbestos and asbestos containing materials and urea formaldehyde.

“HIPAA” has the meaning set forth in Section 3.32(a).

“Historical Financial Statements” has the meaning set forth in Section 3.6(a).

“HITECH” has the meaning set forth in Section 3.32(a).

“HSR Act” has the meaning set forth in Section 3.3.

“Information Statement” has the meaning set forth in Section 6.1(b).

“Intellectual Property” means (i) all patents and patent applications (including all provisional, divisions, continuations, continuations in part, and reissues), patent disclosures and patentable inventions and business methods; (ii) all registered and unregistered business names, trade dress, trade names, trademarks, service marks, corporate names and registered domain names and all applications with respect to any of the foregoing; (iii) registered and unregistered copyrights in both published works and unpublished works and copyrightable subject matter; (iv) mask works and registrations and applications for registration thereof; (v) computer software (including object code, source code, binary software code and algorithms), data and documentation; and (vi) all inventions, know-how, trade secrets, customer lists, confidential information (whether patentable or unpatentable and whether or not reduced to practice), technical information, data, process technology, plans, drawings, and blueprints.

“Interim Auditing Fees” means the aggregate amount of all out-of-pocket costs, fees and expenses of the Company or any of its Subsidiaries paid, incurred, accrued or committed at any time prior to the Closing and whether or not paid prior to the Closing, in connection with the review of the Company’s Interim Financial Statement for the nine-month period ended December 31, 2011.

“Interim Financial Statement” has the meaning set forth in Section 3.6(a).

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“ISO 401(k) Plan” has the meaning set forth in Section 6.11(b).

“Knowledge” means, with respect to any fact or other matter, that a Person will be deemed to have “Knowledge” of a particular fact or other matter if (i) such Person is actually aware of such fact or other matter or (ii) such Person should have been aware of such fact or other matter through the performance of his or her duties in the ordinary course. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, member, manager, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. For purposes of this Agreement, “Knowledge” of the Company and “Knowledge” of a Subsidiary of the Company (or phrases herein to similar effect) means the Knowledge of Amy Anderson, Adam Casto, Shanalee Allsop, Eric Quigley, David Chidester, Jack Vines III, or Benjamin Stout.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty.

“Lien” means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal, or other charge or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Material Adverse Effect” means any change or effect that is, or is reasonably likely to be, materially adverse to the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that notwithstanding the foregoing, the term Material Adverse Effect shall not include any change or effect resulting from (a) changes or conditions in or generally affecting any industry in which the Company participates or from generally prevailing conditions in global economies, provided such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole compared to other similarly situated companies in the same industry as the Company, (b) changes in accounting requirements or principles or any change in Legal Requirements or the interpretation thereof, provided such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole compared to other similarly situated companies in the same industry as the Company, (c) the negotiation, execution, announcement or pendency or performance of this Agreement or any of the transactions contemplated hereby; (d) any action taken by the Company or its Subsidiaries in connection with this Agreement at the specific request of Parent or Merger Sub, or (e) any action taken by Parent or Merger Sub.

“Merger” has the meaning set forth in the recitals of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.7(a)(i).

“Merger Constituent Corporations” has the meaning set forth in the preamble of this Agreement.

“Merger Sub” has the meaning set forth in the preamble of this Agreement.

“Merger Sub Common Stock” means the common stock, $.01 par value per share, of Merger Sub.

“Non-Competition Agreements” has the meaning set forth in the recitals of this Agreement.

“Option” means any and all rights to subscribe for or purchase, or any options for the purchase of, Company Common Stock or any convertible securities of the Company, whether or not then exercisable, convertible or exchangeable, except for Warrants.

“Option Closing Payment” has the meaning set forth in Section 2.8.

“Option Consideration” has the meaning set forth in Section 2.8.

“Order” means any award, decision, determination, decree, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” means (a) the articles or certificate of incorporation or organization and the bylaws of a corporation; (b) the certificate of formation and operating agreement (or similar document) of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Parent” has the meaning set forth in the preamble of this Agreement.

“Parent’s Closing Documents” has the meaning set forth in Section 4.2.

“Parent Indemnified Persons” has the meaning set forth in Section 11.2.

“Per Share Merger Consideration” shall have the meaning set forth in Section 2.7(a).

“Permissible Third Party Claim” has the meaning set forth in Section 11.5(b).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Phantom Options” means all interests based upon shares of Company Common Stock, whether or not granted under the Company’s Stock Option Plan, but not exercisable or convertible into shares of Company Common Stock.

“Pre-Closing Taxes” has the meaning set forth in Section 11.2(f) and, for the avoidance of doubt, means Taxes that are attributable to a Pre-Closing Tax Period and that are allocated in accordance with the principles applicable to Straddle Periods as set forth in Section 13.1(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 11.2(f).

“Pro Forma Working Capital Statement” has the meaning set forth in Section 12.1(a).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” has the meaning set forth in Section 3.22(c).

“Pro Rata Share” means, with respect to each Company Stockholder, Company Optionholder and Company Warrantholder, the percentage calculated on a fully-diluted basis, by dividing the number of Common Stock Equivalents held by such holder by the total number of Common Stock Equivalents.

“Publicly Available Software” means (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or pursuant to similar licensing and distribution models, including, without limitation, the GNU Public License, Mozilla Public License or a license from the Free Software Foundation or other similar organization; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (I) be disclosed or distributed in source code form; (II) be licensed for the purpose of making derivative works; or (III) be redistributable at no or minimal charge.

“Qualified Plan” has the meaning set forth in Section 3.15(e).

“Registered Intellectual Property” means: (i) patents, including applications therefor; (ii) registered trademarks, applications to register trademarks; (iii) copyright registrations and applications to register copyrights; and (iv) mask work registrations and applications to register mask works.

“Release” shall mean any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping of Hazardous Materials.

“Representative” means with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Stockholder Approval” has the meaning set forth in Section 6.1(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and the rules and regulations issued thereunder or under any successor law.

“Securityholder” means individually, any Company Stockholder, Company Optionholder or Company Warrantholder, and collectively, all Company Stockholders, Company Optionholders or Company Warrantholders.

“Securityholder Indebtedness Statement” has the meaning set forth in Section 6.8(a).

“Securityholder Documentation” means, with respect to any Company Stockholder, Company Optionholder or Company Warrantholder: (i) an executed letter of transmittal as contemplated by Section 2.11, (ii) Form W-9 (or Form W-8 if such holder is a foreign person), (iii) Securityholder Release, and (iv) with respect to (a) each holder of Company Common Stock immediately prior to the Effective Time, a stock certificate or, if necessary, an Affidavit of Loss in form and substance reasonably acceptable to the Parent, (b) each holder of an Option, a copy of the underlying option agreement or, if necessary, an Affidavit of Loss in form and substance reasonably acceptable to the Parent, as to any such option agreement and (c) each holder of a Warrant, a copy of the certificate representing such Warrant or, if necessary, an Affiliate of Loss in form and substance reasonably acceptable to the Parent as to any such certificate.

“Securityholder Release” means the release of obligations of the Company and its Subsidiaries by a Securityholder in the form mutually agreed to by the Parent and the Company on the date hereof.

“Securityholders’ Representative” has the meaning set forth in the preamble of this Agreement.

“Securityholders’ Representative Expenses” has the meaning set forth in Section 14.1(d).

“Statements” means collectively, the Allocation Schedule, Company Indebtedness Statement, Transaction Fees Statement and Securityholder Indebtedness Statement.

“Straddle Period” has the meaning set forth in Section 13.1(b).

“Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holder of which is generally entitled to vote for the election of the Board of Directors or other governing of such corporation or other legal entity. For purposes of this Agreement, the Subsidiaries of the Company shall mean all current Subsidiaries of the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” has the meaning set forth in Section 3.13(a)(i).

“Tax Adjustment Amount” has the meaning set forth in Section 2.7(b).

“Taxable” has the meaning set forth in Section 3.13(a)(i).

“Taxes” has the meaning set forth in Section 3.13(a)(i).

“Taxing” has the meaning set forth in Section 3.13(a)(i).

“Tax Return” has the meaning set forth in Section 3.13(a)(ii).

“Third Party Acquisition” has the meaning set forth in Section 6.5(a) hereof.

“Third Party Claim” has the meaning set forth in Section 11.5(a) hereof.

“Transaction Fees” means the aggregate amount of all out-of-pocket costs, fees and expenses of the Company or any of its Subsidiaries paid, incurred or committed at any time prior to the Closing and whether or not paid prior to the Closing, including, without limitation, all investment banking and broker fees, commissions and expenses of legal counsel, accountants, auditors and consultants, arising from and in connection with this Agreement and the transactions contemplated hereby and all Interim Auditing Fees.

“Transaction Fees Statement” has the meaning set forth in Section 8.14.

“Transfer Taxes” has the meaning set forth in Section 13.1(e).

“Warrant” means a warrant to purchase shares of Company Common Stock.

“Warrant Closing Payment” has the meaning set forth in Section 2.9.

“Warrant Consideration” has the meaning set forth in Section 2.9.

“Working Capital Adjustment” has the meaning set forth in Section 12.3(a).

“Working Capital Deficiency” has the meaning set forth in Section 12.2(b).

“Working Capital Surplus” has the meaning set forth in Section 12.2(b).

Section 1.2 Construction and Interpretation.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Each definition in this Agreement includes the singular and the plural, and references to any gender include the other genders where appropriate.

(c) Any reference to any federal, state, local, or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. References to any statute or regulation mean such statute or regulation as amended at the time and include any successor legislation or regulation.

(d) The word “including” means “including without limitation”. The word “or” is not exclusive.

(e) References to Articles, Sections, Exhibits and Schedules mean the Articles, Sections, Exhibits and Schedules of this Agreement (unless otherwise indicated). The Exhibits and Schedules (including the Company Disclosure Schedule) are incorporated by reference into and shall be deemed a part of this Agreement.

(f) The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

(g) Any and all accounting terms utilized in this Agreement shall, unless the context otherwise requires, be construed in accordance with GAAP.

(h) All references to dollar amounts in this Agreement shall be references to United States Dollars unless otherwise provided.

(i) In computing any time period provided for in this Agreement, the first day of the time period shall not be counted but the last day of the time period shall be counted. Any action required to be taken on a particular day must be taken before 5:00 pm, Eastern Time, on that day. For example, if an action were required to be taken within ten (10) days after the Closing Date, and the Closing Date were September 30, 2012, the first day to be counted would be October 1, 2012 and the action would be required to be taken before 5:00 pm, Eastern Time, on October 10, 2012.

ARTICLE II

THE MERGER; CLOSING; CONVERSION OF SHARES

Section 2.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of the Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 2.2 Effective Time; Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of McCarter & English, LLP at Four Gateway Center, 100 Mulberry Street, Newark, New Jersey 07102 at 10:00 a.m. (Eastern Time) on March 30, 2012, or at such other time and place as the Parent and the Company shall mutually agree (the date on which the Closing occurs, the “Closing Date”). On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing, or causing to be filed, with the Secretary of State of the State of Delaware, a certificate of merger, which Certificate of Merger shall be in the form required by, and executed in accordance with, the applicable provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at such date and time that such filing is made or, if agreed to by Parent and the Company, such later date and time as set forth in the Certificate of Merger (the “Effective Time”).

Section 2.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and Bylaws. Unless otherwise agreed by the parties before the Effective Time, at the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in the Certificate of Incorporation of Merger Sub, until thereafter amended in accordance with the provisions of such Certificate of Incorporation; provided that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows: “The name of the corporation is MediConnect Global, Inc.”; and

(b) the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in the Bylaws of Merger Sub immediately prior to the Effective Time, until thereafter amended in accordance with the provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 2.5 Directors and Officers. At the Effective Time, the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall become the initial members of the Board of Directors of the Surviving Corporation immediately after the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified. Except as determined by the Parent and Merger Sub prior to the Effective Time, at the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation each to hold office until their respective successors are duly appointed and qualified.

Section 2.6 Merger Sub Common Stock. Each share of the 1,000 shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be deemed canceled and converted into and shall represent the right to receive one share of the common stock, $.001 par value per share, of the Surviving Corporation.

Section 2.7 Conversion of Company Common Stock.

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, without limitation, shares of Common Stock issued upon the exercise, cashless or otherwise, of any Options prior to the Effective Time and excluding shares of Company Common Stock owned by the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and excluding Appraisal Shares which shall only have the rights set forth in Section 2.17) shall, subject to Section 2.10, by virtue of the Merger and without any action by the holder thereof, be deemed canceled and converted into and shall represent the right to receive an amount in cash, without interest (the “Per Share Merger Consideration”), calculated as the quotient obtained by dividing:

(i) the amount (the “Merger Consideration”) obtained by subtracting (A) to the extent not paid prior to the Closing, the sum of (1) the Company Indebtedness outstanding immediately prior to the Closing, (2) the Transaction Fees and (3) the Aggregate Phantom Option Payment, from (B) the sum of (1) the aggregate exercise price of all Options and Warrants outstanding at the Effective Time, (2) the Tax Adjustment Amount, if any, and (3) $340,000,000 (the “Baseline Merger Consideration”), such Baseline Merger Consideration subject, as the case may be, to (X) reduction, in the event the Closing Working Capital (as hereinafter defined) is less than $4,000,000 (the “Baseline Working Capital”), by the amount of such deficiency, or (Y) increase, in the event the Closing Working Capital is more than the Baseline Working Capital, by the amount of such excess, in accordance with terms of Section 12.3 hereof, by

(ii) the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, without limitation, all shares of Company Common Stock issued upon the exercise, cashless or otherwise, of any Options prior to the Effective Time and excluding shares of Company Common Stock owned by the Company or held in the treasury of the Company), and (B) the total number of shares of Company Common Stock subject to any Option or Warrant outstanding at the Effective Time (the “Common Stock Equivalents”);

provided, however, that, for purposes of the payment provisions after the Effective Time hereinafter set forth under Section 2.11, at Closing each Company Stockholder as of immediately prior to the Effective Time shall be entitled to receive for each share of Company Common Stock held by such holder immediately prior to the Effective Time, an amount (the “Common Stock Closing Payment”) equal to (i) the Per Share Merger Consideration (calculated at Closing and, solely for purposes of calculating the Common Stock Closing Payment, replacing the term “Closing Working Capital” in clauses (X) and (Y) of Section 2.7(i) with “Estimated Working Capital” and replacing the term “Section 12.3” with “Section 12.1”; such amount hereinafter referred to as the “Closing Per Share Merger Consideration”) minus (ii) an amount equal to (A) the Escrow Deposit Per Share plus (B) any Taxes required to be withheld in connection with such payment. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right, subject to the provisions of the Escrow Agreement, to receive the Per Share Merger Consideration upon the surrender of such certificate in accordance with this Article II.

(b) For purposes of this Agreement, the “Tax Adjustment Amount” means the amount of $8,550,000, which amount is intended to reflect a tax benefit accruing to the Company and which amount is payable to the Securityholders in accordance with the terms of this Article II, if, and only if, (i) the Company has obtained and delivered to the Parent a valid written approval of the Company Stockholders, in accordance with and sufficient to satisfy the shareholder requirements of Section 280(G)(b)(5) of the Code, approving all benefits and payments that are contingent on the consummation of the transactions contemplated by this Agreement, which amounts would be “excess parachute payments” within the meaning set forth in Section 280G of the Code if such payments were not approved by the Company Stockholders in accordance with Section 280G(b)(5) of the Code and (ii) the Closing occurs on or before March 30, 2012. The parties hereto agree that in the event that either of the foregoing conditions is not met, the Tax Adjustment Amount shall not be paid or payable to the Securityholders.

Section 2.8 Options to Purchase Shares of Company Common Stock. At the Effective Time, each Option granted under the Company’s 2006 Stock Plan (the “Company Stock Plan”) or otherwise and then outstanding, whether vested or unvested, shall not be assumed by the Parent, Merger Sub or the Surviving Corporation and shall, as of immediately prior to the Effective Time, become fully vested and exercisable and, if not exercised, be canceled and, in consideration of such cancellation, shall be converted into and shall represent the right to receive an amount in cash, without interest (the “Option Consideration”), equal to the product obtained by multiplying:

(i) the amount obtained by subtracting (A) the exercise price per share of Company Common Stock subject to the Option, from (B) the Per Share Merger Consideration; by

(ii) the number of shares of Company Common Stock issuable upon exercise of such Option;

provided, however, that, for purposes of the payment provisions after the Effective Time hereinafter set forth under Section 2.11, at Closing each Company Optionholder as of immediately prior to the Effective Time shall be entitled to receive for each Option held by such holder at the Effective Time, an amount (the “Option Closing Payment”) equal to (i) the applicable Option Consideration (calculated at Closing and, solely for purposes of calculating the Option Closing Payment, replacing the term “Per Share Merger Consideration” in clause (B) of Section 2.8(i) with “Closing Per Share Merger Consideration”) payable for such Option minus (ii) an amount equal to (A) the product obtained by multiplying the Escrow Deposit Per Share by the number of shares of Company Common Stock issuable upon exercise of such Option, plus (B) the amount of any Taxes required to be withheld in connection with such payment. All such Options shall no longer be outstanding and shall automatically be canceled and terminated and shall cease to exist, and each holder of a stock option agreement which immediately prior to the Effective Time represented any such Option shall cease to have any rights with respect thereto, except the right, subject to the provisions of the Escrow Agreement, to receive the Option Consideration in accordance with this Article II. At the Effective Time, the Company Stock Plan shall, by virtue of the Merger and without any further action on the part of the Company, be deemed terminated, except for the rights of the holders of Options to receive the Option Consideration in accordance with the terms of this Agreement, and no further Options shall be granted thereunder.

Section 2.9 Warrants to Purchase Shares of Company Common Stock. At the Effective Time, each Warrant then outstanding shall be canceled and, in consideration of such cancellation, shall be converted into and shall represent the right to receive an amount in cash, without interest (the “Warrant Consideration”), equal to the product obtained by multiplying:

(i) the amount obtained by subtracting (A) the exercise price per share of Company Common Stock subject to such Warrant, from (B) the Per Share Merger Consideration; by

(ii) the number of shares of Company Common Stock issuable upon exercise of such Warrant;

provided, however, that, for purposes of the payment provisions after the Effective Time hereinafter set forth under Section 2.11, each Company Warrantholder as of immediately prior to the Effective Time shall be entitled to receive an amount (the “Warrant Closing Payment”) for each Warrant held by such holder at the Effective Time equal to (i) the applicable Warrant Consideration (calculated at Closing and, solely for purposes of calculating the Warrant Closing Payment, replacing the term “Per Share Merger Consideration” in clause (B) of Section 2.9(i) with “Closing Per Share Merger Consideration”) payable for such Warrant minus (ii) the sum of (A) an amount equal to the product obtained by multiplying the Escrow Deposit Per Share by the number of shares of Common Stock issuable upon exercise of such Warrant and (B) any Taxes required to be withheld in connection with such payment. The aggregate amount payable at Closing to the Company Stockholders, Company Optionholders and Company Warrantholders as aforesaid is hereinafter referred to as the “Aggregate Merger Consideration Closing Payment”. All such Warrants, when so converted, shall no longer be outstanding and shall automatically be canceled and terminated and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Warrant shall cease to have any rights with respect thereto, except the right, subject to the provisions of the Escrow Agreement, to receive the Warrant Consideration in accordance with this Article II.

Section 2.10 Adjustments. The Per Share Merger Consideration, Option Consideration and Warrant Consideration, and all amounts payable as hereinafter set forth in this Article II, shall be adjusted to reflect appropriately the effect of any recapitalization, reorganization, cash or stock dividend, forward or reverse stock split or other like change with respect to the Company Common Stock occurring prior to the Effective Time (it being acknowledged and agreed that the right of the Company to effect any of the foregoing shall be subject to the provisions hereinafter set forth).

Section 2.11 Exchange Procedures.

(a) (i) Prior to the Effective Time, the Company shall have sent the Information Statement, a letter of transmittal in customary form and the other Securityholder Documentation to each Securityholder advising such holders of the terms of the exchange effected by the Merger and the procedure for surrendering to the Parent such holder’s certificate(s) evidencing Company Common Stock for exchange for the Common Stock Closing Payment to which it is entitled and/or such holder’s certificate(s) or agreement(s) evidencing Options or Warrants, for exchange for the Option Closing Payment or Warrant Closing Payment, as applicable, to which such holder is entitled. In addition to the foregoing, the Company also shall deliver to each holder of an Option a notice describing the procedure for exercising such Option and the time period in which such Option must be exercised if such holder plans to exercise any Options prior to the Effective Time and a description of the Exchange Program and cashless exercise program (as each such term is defined and used in the Company Stock Plan) implemented by the Company.

(ii) After the Effective Time, each holder of a certificate theretofore evidencing shares of Company Common Stock, upon surrender of the same to the Parent in accordance with such letter of transmittal and receipt by the Parent of the other duly completed and validly executed and delivered Securityholder Documentation, shall be entitled to receive, in exchange for such certificate, an amount equal to (i) the Common Stock Closing Payment multiplied by (ii) the number of shares of Company Common Stock represented by such certificate (such amount to be mailed or delivered by wire transfer of funds to an account designated in writing by the Company Stockholder within five (5) days of receipt of the duly completed and validly executed and delivered Securityholder Documentation; provided, however, that any portion of the Per Share Merger Consideration payable to a Company Stockholder as a result of the exercise of an Option for which the required withholding has not been made, shall be deposited with the Company’s payroll processor as set forth in paragraph (vi) below), and the certificate so surrendered shall forthwith be canceled.

(iii) Each holder of an agreement theretofore evidencing an Option, upon surrender of an original or copy of the same to the Parent in accordance with such letter of transmittal and receipt by the Parent of the other duly completed and validly executed and delivered Securityholder Documentation, shall be entitled to receive, in exchange for such Option, an amount in cash equal to the Option Closing Payment for such Option (such amount to be paid through the Company’s payroll processor as set forth below) and the agreement so surrendered shall be acknowledged as canceled.

(iv) Each holder of a certificate or an agreement thereto evidencing a Warrant, upon surrender of an original or, in the case of an agreement, an original or a copy of, such certificate or agreement to the Parent in accordance with such letter of transmittal and receipt by the Parent of the duly completed and validly executed and delivered Securityholder Documentation, shall be entitled to receive, in exchange for such certificate or agreement, an amount equal to the Warrant Closing Payment for such Warrant (such amount to be mailed or delivered by wire transfer of funds to an account designated in writing by the Company Warrantholder within five (5) days of receipt of the duly completed and validly executed and delivered Securityholder Documentation) and the certificate or agreement so surrendered shall be acknowledged as canceled.

(v) With respect to any payments pursuant to this Agreement to any Company Optionholder or to any Company Stockholder in exchange for shares of Company Common Stock that were issued as a result of the exercise of an Option in connection with this Agreement for which the required withholding has not been made (other than payments from the Escrow Amount), at Closing the Parent shall cause the amount payable to the Company Optionholders and to the foregoing Company Stockholders, who have delivered their properly completed and validly executed Securityholders Documentation to the Parent by Closing, (including the amount of Taxes to be withheld in connection with such payment but net of the amount to be deposited in the Escrow Amount at Closing) to be deposited with the Company’s payroll processor to be subsequently paid by such payroll processor to the Company Optionholders and such Company Stockholders. The Company shall have arranged with its payroll processor prior to Closing for the distribution of such applicable net amounts payable (net of Taxes to be withheld) to each Company Optionholder and the foregoing Company Stockholders through a special payroll to be effected as soon as practicable but in no event later than two (2) business days after the Closing, provided that if such special payroll cannot be processed, the Parent shall cause such payroll processor to make such payments as soon as practicable, but in no event later than by the Company’s next regularly scheduled payroll, in any such case, consistent with past practices, including accounting for all applicable withholding. The Company shall have instructed and shall cause the payroll processor to withhold and remit any Taxes to the appropriate Governmental Bodies. A similar procedure shall be implemented with respect to payments to be made to any such Company Stockholder or Company Optionholder who delivers its properly completed and validly executed Securityholders Documentation to the Parent after the Closing.

(b) If any payment for shares of Company Common Stock is to be made to a Person other than the person in whose name such certificate is registered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the payment amount of any stock transfer or similar Taxes (whether imposed on the registered holder, transferee or otherwise) payable on account of the transfer to such Person shall be deducted from the amount paid by the Parent, or otherwise paid in full to the Parent, or the Parent may refuse to make payment of any portion of the Per Share Merger Consideration unless satisfactory evidence of any exemption from such Taxes is submitted.

(c) In the event any certificate or stock option agreement, as applicable, representing any shares of Company Common Stock, or any Option or Warrant, shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably satisfactory to the Parent, of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Parent shall issue in exchange for such lost, stolen or destroyed certificate, or agreement, as the case may be, the amount of the applicable closing payment for each share represented thereby payable in exchange therefor pursuant to Sections 2.7, 2.8 and 2.9, as applicable. The Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of any such lost, stolen or destroyed share certificate or agreement to give the Parent or Surviving Corporation a bond in such sum as it may reasonably direct as indemnity against any claim that may reasonably be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 2.12 Company Stock Transfer Ledger. At the Effective Time, it shall be deemed that the stock transfer books of the Company are closed, and no transfer of Company Common Stock on the books of the Company shall thereafter be made or consummated. Until surrendered and exchanged in accordance with the provisions of Section 2.11, the outstanding certificates evidencing shares of Company Common Stock immediately prior to the Effective Time shall, from and after the Effective Time, be deemed for all purposes to evidence the right to receive the Per Share Merger Consideration into which the shares of Company Common Stock theretofore evidenced by such certificate or certificates shall have been so converted, as though such surrender and exchange had taken place. Until surrendered and exchanged in accordance with the provisions of Section 2.11, each outstanding agreement or certificate representing an Option or Warrant immediately prior to the Effective Time shall, from and after the Effective Time, be deemed for all purposes to evidence the right to receive the Option Consideration or Warrant Consideration into which the Option or Warrant theretofore evidenced by such certificate or agreement shall have been converted, as though such surrender and exchange had taken place. If, after the Effective Time, certificates representing shares of Company Common Stock or agreements or certificates, representing Options or Warrants, are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.13 Escrow. At the Closing, the Parent shall cause Seventeen Million Dollars ($17,000,000) (the “Escrow Amount”) of the Merger Consideration to be deposited with Wells Fargo, N.A., as escrow agent (the “Escrow Agent”), to be held in escrow, in accordance with the provisions of an agreement (the “Escrow Agreement”) substantially in the form of Exhibit A attached hereto which the Securityholders’ Representative, on behalf of itself and each of the Securityholders, and the Parent shall execute and deliver at the Closing. The Escrow Amount shall constitute security for the indemnity set forth in Article XI and any Working Capital Deficiency, and the Escrow Amount shall be held in escrow and distributed in accordance with the provisions of the Escrow Agreement. For purposes of this Agreement, the “Escrow Deposit Per Share” shall mean the quotient obtained by dividing the amount calculated under the first sentence of this Section 2.13 by the Company Common Stock Equivalents.

Section 2.14 Third Party Closing Payments. Upon the terms and subject to the conditions hereof, at Closing, the Parent shall cause Merger Sub to, or prior to the Closing the Company shall, make the following payments:

(i) to the Escrow Agent, the Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent in accordance with the Escrow Agreement;

(ii) on behalf of the Company, as applicable, to the holders of Company Indebtedness, the amounts set forth on the Company Indebtedness Statement and in the corresponding pay-off letters in accordance with the instructions provided by such holders of Company Indebtedness;

(iii) on behalf of the Company, as applicable, to the Persons entitled to be paid any Transaction Fees, the amounts set forth on the Transaction Fees Statement in accordance with the instructions set forth thereon; and

(iv) on behalf of the Company, to the holders of Phantom Options immediately prior to the Effective Time, the amounts set forth on the Allocation Schedule in accordance with the instructions set forth therein.

Section 2.15 Allocation Schedule.

(a) No later than five (5) days prior to the Closing, the Company shall prepare and submit to the Parent and Merger Sub a schedule (the “Allocation Schedule”) (subject to updating prior to the Closing as provided in Section 2.15(b)) of:

(i) the Aggregate Phantom Option Payment, together with the Persons entitled to a portion of such payment and the amount allocated to each such Person;

(ii) (A) the identity of each holder of shares of Company Common Stock and the number of shares of Company Common Stock owned by each such holder thereof immediately prior to the Effective Time, and (B) the identity of each holder of an Option or Warrant and the number of shares of Company Common Stock subject to such Option and Warrant immediately prior to the Effective Time, the exercise price and vesting schedule thereof, and the number of shares of Company Common Stock subject to each such Option and Warrant that will be exercisable as of immediately prior to the Effective Time; and

(iii) the Company’s calculation of (A) the Pro Rata Share for each Securityholder; (B) the portion of the Aggregate Merger Consideration Closing Payment payable to each Securityholder; (C) the total indebtedness, if any, owed to the Company or any of its Subsidiaries by each Securityholder; and (D) any required Tax or other withholding with respect to each Securityholder;

which Allocation Schedule, when accepted by the Parent (such acceptance not to be unreasonably withheld), shall be deemed to be the definitive calculation of the portion of the Aggregate Merger Consideration Closing Payment applicable to each Securityholder, the Aggregate Phantom Option Payment and the portion of the Aggregate Phantom Option Payment allocated to each holder of a Phantom Option. The Parent and the Surviving Corporation shall be entitled to rely on the Allocation Schedule in connection with the payment of the Aggregate Merger Consideration Closing Payment and the Aggregate Phantom Option Payment; provided, that, neither the Parent, nor Merger Sub, nor the Surviving Corporation shall be responsible for any inaccuracies in the Allocation Schedule.

(b) Concurrently with the delivery of the Allocation Schedule to the Parent and Merger Sub, the Company also shall deliver to the Parent, in such detail as shall be reasonably acceptable to the Parent, all information on which the calculations set forth on the Allocation Schedule are based. If there are any changes between the date of delivery of the Allocation Schedule to the Parent and Merger Sub and the Closing Date, the Company shall deliver an updated Allocation Schedule to the Parent and Merger Sub setting forth the changes and any details relating thereto. When delivered to the Parent by the Company at the Closing, the Allocation Schedule shall be true and correct.

(c) Any adjustments to the Merger Consideration pursuant to Section 12.3 hereof for any Working Capital Adjustment shall be paid to the Securityholders or the Parent, as applicable, pursuant to Section 12.3.

(d) Notwithstanding any provision to the contrary contained in this Agreement, none of the Parent, the Surviving Corporation or any party hereto shall be liable for any amount paid to a public official in compliance with any applicable abandoned property, escheat or similar Legal Requirement.

Section 2.16 Withholding. Each of the Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement (i) such amounts as it is required to deduct and withhold with respect to the making of such payment under any provisions of federal, state, local or foreign Tax Legal Requirement, including, without limitation, any required tax withholding arising from the exercise, cashless or otherwise, of any Option or Warrant prior to the Effective Time, and (ii) the amount of any outstanding loans (including any accrued but unpaid interest thereon any other amounts in respect thereof) owed by such Person to the Company or any of its Subsidiaries as of the Closing. If the Parent or Surviving Corporation, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Parent or Surviving Corporation, as the case may be, made such deduction and withholding; provided, that the Parent or the Surviving Corporation, as the case may be, shall remit to the appropriate Governmental Body amounts withheld under clause (i) in the immediately preceding sentence. With respect to clause (ii) in the immediately preceding sentence, to the extent such amounts withheld for such loans are less than the amount of the portion of the Aggregate Merger Consideration Closing Payment payable to such Securityholder, such withheld amount shall be deemed to satisfy and discharge the respective loans owed by such holder to the Company or its Subsidiary, as the case may be.

Section 2.17 Appraisal Shares. Notwithstanding anything contained herein to the contrary, any Appraisal Share shall not be converted into the right to receive the Per Share Merger Consideration provided for in Section 2.7, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Appraisal Shares pursuant to the DGCL. Each holder of Appraisal Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the provisions of the DGCL. After the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares as described in the immediately preceding sentence. If, after the Effective Time, any Appraisal Shares shall lose their status as Appraisal Shares, then any such shares shall immediately be converted into the right to receive the applicable cash payable pursuant to Section 2.7 in respect of such shares as if such shares never had been Appraisal Shares, and the Parent shall issue and deliver to the holder thereof, following the satisfaction of the applicable conditions set forth in Section 2.11, the amount of cash to which such holder would be entitled in respect thereof under Section 2.7 and Section 2.11 as if such shares never had been Appraisal Shares. The Company shall give the Parent and Securityholders’ Representative prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company.

Section 2.18 Taking of Necessary Action; Further Action. Without limiting any other obligation contained in this Agreement, the Company, the Parent and Merger Sub, respectively, shall take all such lawful action as may be necessary or appropriate, and coordinate with each other, in order to effectuate the Merger, the filing of the Certificate of Merger and the additional transactions contemplated by this Agreement at Closing and at the Effective Time. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full title to all assets, rights, privileges, powers, immunities, purposes and franchises of each of the Merger Constituent Companies, the officers and directors of such corporation shall take all such lawful and necessary action. Notwithstanding the foregoing, and for the avoidance of doubt, consummation of the Merger shall be subject to satisfaction or waiver of the conditions to the obligations of the Company, the Parent and Merger Sub set forth in, respectively, Articles VIII and IX hereof in the manner set forth therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants as of the date hereof (except to the extent that a representation, warranty or the Company Disclosure Schedule expressly states that it is made as of specific date) to the Parent and Merger Sub as follows:

Section 3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under all agreements to which it is a party (including without limitation this Agreement, and all other agreements contemplated hereby to which it is a party (the “Company Closing Documents”). The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties and assets owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where such the failure to so qualify would not result in a Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule contains a complete and accurate list of all jurisdictions other than the State of Delaware in which it is qualified to do business. The copies of the Organizational Documents of the Company which have been delivered by the Company to the Parent are complete and correct and are in full force and effect; and the Company is not in violation of any provisions of its Organizational Documents.

Section 3.2 Authority. The execution and delivery by the Company of this Agreement and the additional Company Closing Documents, the performance by the Company of the covenants and agreements hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action other than with respect to the completion of the Merger, the adoption of this Agreement by the holders in excess of sixty-five (65%) of the outstanding shares of Company Common Stock prior to the consummation of the Merger and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. Upon the execution and delivery by the Company and the respective counterparties to the Company’s Closing Documents, the Company’s Closing Documents shall constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

Section 3.3 No Conflicts. Except as set forth in Section 3.3 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement and the additional Company Closing Documents, nor the performance by the Company of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby or thereby, will, directly or indirectly, (with or without notice or lapse of time) conflict with or violate any provisions of the Organizational Documents of the Company or any Subsidiary thereof, or any Legal Requirement or Order, or conflict with or result in any breach of any of the terms of or constitute a default under or result in the termination of or the acceleration of any obligation under, or the creation or imposition of any Lien pursuant to, the terms of any Applicable Contract. Except as set forth in Section 3.3 of the Company Disclosure Schedule, no consents, approvals, orders, notices to or other authorization of any Governmental Body or of any other Person are required in connection with the execution and delivery by the Company of, or performance of its obligations under, this Agreement and the additional Company Closing Documents, or the consummation by the Company of the transactions contemplated hereby and thereby or for any Applicable Contract required to be disclosed in Schedule 3.19(a) to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights and benefits to the Company and its Subsidiaries under such Applicable Contracts from and after the Effective Time, except for compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of Twenty Million (20,000,000) shares of Company Common Stock, of which 8,550,836 shares are issued and outstanding. There are no other classes or series of capital stock of the Company authorized or issued, and no shares issued or outstanding other than as hereinabove identified. Section 3.4(a) of the Company Disclosure Schedule set forth a complete and accurate list of the record and beneficial owners and holders of the capital stock of the Company with the number of shares of Company Common Stock set forth opposite such holder’s name. Except for 3,800,870 shares of Company Common Stock, no other shares of Company Common Stock are held by the Company as treasury stock. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable and have been issued without violating the pre-emptive rights of any Person. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. Other than Options exercisable with respect to 1,466,229 shares of Company Common Stock and Warrants exercisable with respect to 11,765 shares of Company Common Stock as more fully set forth on Section 3.4(b) of the Company Disclosure Schedule, there are no subscriptions, warrants, options, calls, commitments by or agreements or other Contracts to which the Company is bound obligating the Company to, or giving the Company the right to, issue, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any equity securities or other securities of the Company. The Company is not a party to any Contract, written or oral, relating to the voting, transfer or control of any equity securities of the Company.

(b) Section 3.4(b) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all outstanding Options and Warrants, (ii) the number of shares of Company Common Stock subject to each such Option and Warrant, (iii) the grant dates and exercise prices of such Options and Warrants and (iv) the names of the holders of each such Option and Warrant. Section 3.4(b) of the Company Disclosure Schedule also sets forth a complete and accurate list of (i) all Phantom Options, (ii) the number of shares of Company Common Stock upon which each Phantom Option is based, (iii) the grant dates and exercise prices of such Phantom Options and (iv) the names of the holders of each Phantom Option. All shares of Company Common Stock that are issuable pursuant to the Options and Warrants will be, if and when issued in accordance with the terms thereof, validly issued and fully-paid and non-assessable, and will be issuable without violating the preemptive rights of any party. The treatment of Options in accordance with the provisions of Section 2.8 and 6.9 is consistent with the stock option agreements evidencing Options and the Company Stock Plan and does not require consent of any of the holders of the Company Options.

Section 3.5 Subsidiaries.

(a) Except as set forth on Section 3.5(a) of the Company Disclosure Schedule, the Company does not have and has never had any Subsidiaries and does not own any capital stock or other proprietary interest, directly or indirectly, in any other corporation, limited liability company, association, trust, partnership, joint venture or other entity, and does not have any agreement to acquire any such capital stock or other proprietary interest.

(b) Each of the Company’s Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the full power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to perform all its obligations under the agreements to which was a party, and to conduct its business as conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each other jurisdiction wherein it is required to be so qualified in order to own its assets and properties or engage in its business, except for those jurisdictions where failure to be so qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect. Section 3.5(b) of the Company Disclosure Schedule contains a complete and accurate list of all jurisdictions in which any Subsidiary of the Company is qualified to do business. All of the outstanding shares of the capital stock of each Subsidiary of the Company are owned by the Company and are duly authorized and validly issued, fully paid and non-assessable, and owned free and clear of any Lien. No shares of capital stock or other proprietary of any such Subsidiary held by the Company is subject to any option, call, commitment and there are no subscriptions, warrants, options, calls, commitments by or agreements to which the Company or any Subsidiary is bound relating to the issuance, purchase, assignment or conveyance of any shares of capital stock or the proprietary interest of any Subsidiary of the Company. The copies of the Organizational Documents of each of the Company’s Subsidiaries, which have been made available to the Parent by the Company, are complete and correct.

Section 3.6 Financial Statements.

(a) The Company has made available to the Parent: (i) the consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2009, 2010 and 2011, respectively, and the related statements of income, stockholders’ equity and cash flows for the years then ended, together with the reports of Ehrhardt, Keefe, Steiner Hottman PC (the “Accountant”) with respect thereto (the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as and at December 31, 2011 and the related statements of income for the nine (9) months then ended (the “Interim Financial Statement” and, together with the Audited Financial Statements, the “Historical Financial Statements”).

(b) The Historical Financial Statements are true and correct and have been prepared in conformity with GAAP consistently applied throughout the periods to which such financial statements relate, except as otherwise indicated therein or, (i) in the case of the Audited Financial Statements, in the reports of the Accountant with respect thereto and (ii) in the case of the Interim Financial Statements, normal year-end adjustments and an absence of statements of cash flow and stockholders’ equity, and an absence of footnotes. The Historical Financial Statements fully and fairly present, in conformity with such principles as so applied, the financial position and results of operations of the Company and its Subsidiaries, and the changes in their cash flows, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the Historical Financial Statements fully and fairly present all liabilities of the Company and its Subsidiaries of the types normally reflected in balance sheets as and at the respective dates thereof. All adjustments necessary to present fully and fairly the financial position and results of operations of the Company and its Subsidiaries, and the changes in its cash flows for such periods have been included in the Historical Financial Statements, except, in the case of Interim Financial Statements, normal year-end adjustments. The Audited Financial

Statements are in material compliance with the requirements of Financial Accounting Standards Board’s Interpretation 48 (Accounting for Uncertainty in Income Taxes) (“FIN 48”). The Company has made available to the Parent any and all of its respective accounting work papers with respect to compliance with FIN 48.

(c) (i) Each of the Company and its Subsidiaries maintains a system of internal accounting controls that the Company reasonably believes is designed to provide assurance that: (w) transactions are executed in accordance with management’s general or specific authorizations; (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability in a manner in which the management of the Company and its Subsidiaries reasonably believes is sufficient for the operation of its business; (y) except as set forth in Section 3.6(c)(i)(y) of the Company Disclosure Schedule, access to assets is permitted only in accordance with management’s general or specific authorization; and (z) except as set forth in Section 3.6(c)(i)(z) of the Company Disclosure Schedule, the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Each of the Company and its Subsidiaries maintains internal control over financial reporting that the Company reasonably believes provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(i) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer (or equivalent thereof), senior vice president of finance, or general counsel of the Company, any of its Subsidiaries, the Board of Directors of the Company or any of its Subsidiaries or any committee thereof. Neither the Company, nor any of its Subsidiaries nor any of their independent auditors have identified (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (y) any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (z) any claim or allegation regarding any of the foregoing.

(d) (i) Section 3.6(d) of the Company Disclosure Schedule contains a list of the Company Indebtedness as of the date of this Agreement, identifying with regard to each such indebtedness, the creditor to whom the Company or any of its Subsidiaries is indebted, the instrument or Contract pursuant to which such liability was created and the total amount due and owing.

(i) When delivered to the Parent by the Company at the Closing, the Company Indebtedness Statement shall (a) completely and accurately present the aggregate total amount of the Company Indebtedness as of the Closing Date, and (b) provide the Parent with detailed and accurate instructions for completing a full and final payoff and discharge of each item of the Company Indebtedness.

Section 3.7 Books and Records. The books of account, minute books, and stock record books of the Company and its Subsidiaries, all of which, except as set forth in Section 3.7 of the Company Disclosure Schedule, have been made available to the Parent (with minutes about the transaction contemplated by this Agreement redacted), are true, complete and correct in all material respects, and have been maintained in accordance with sound business practices. The minute books of the Company and its Subsidiaries contain true, accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and, in all material respects, of all meetings held of, and corporate action taken by, the Boards of Directors, and committees of the Boards of Directors of the Company and its Subsidiaries. At the Closing, the Company shall turn over possession of those books and records to the Parent.

Section 3.8 Real Property; Title. Neither the Company nor any of its Subsidiaries currently owns, and never has, owned any real property. Section 3.8 of the Company Disclosure Schedule contains a true, complete and accurate list of all real property leased by the Company or any of its Subsidiaries. The Company has made available to the Parent copies of all of the leases for such leased real property. Each of the Company and its Subsidiaries lease or own all properties and assets necessary for the operation of their respective businesses as currently conducted, and such assets and properties include all of the assets and properties, of every kind and nature, whether tangible or intangible, and wherever located, which are used, useful or useable by the Company and its Subsidiaries in the conduct of their respective business. Neither the Company nor any of its Subsidiaries has received notice of any violation of, or default under, any Legal Requirement or governmental or contractual requirement relating to its owned or leased properties which remains uncured or has not been dismissed. Each of the Company and its Subsidiaries owns all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own (or that are reflected as owned in the books and records of the Company and its Subsidiaries), including all of the properties and assets reflected in the Historical Financial Statements (except for personal property sold since the date of the Historical Financial Statements, as the case may be, in the ordinary course of business). Except as set forth on Section 3.8 of the Company Disclosure Schedule, all properties and assets owned by the Company and its Subsidiaries are free and clear of all Liens except, with respect to all such properties and assets, (a) liens for Taxes not yet due and payable, (b) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements not in default, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements, (d) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims not yet due and payable for labor, materials or supplies, and other like Liens or (e) municipal and zoning ordinances, easements for public utilities and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

Section 3.9 Condition of Property. The material tangible personal property used by the Company and its Subsidiaries in the operation of their respective businesses is in good operating condition (ordinary wear and tear excepted), free from any material defect and is adequate for the uses to which it is being put and is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings that the Company and its Subsidiaries lease and the equipment of the Company and its Subsidiaries are sufficient for the continued conduct of the businesses of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.10 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries that are reflected on the Historical Financial Statements or on the accounting records of the Company and its Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed by the Company and its Subsidiaries in the ordinary course of business consistent with past practice. Subject to reserves shown on the Historical Financial Statements or on the accounting records of the Company and its Subsidiaries as of the Closing Date (which reserves were calculated in a manner consistent with past practice and, in the case of the reserve as of the Closing Date, will not exceed more than ten (10) percent of the total Accounts Receivable as of the Closing Date), each of the Accounts Receivable either has been or will be collectible in full, without any set-off. There is no contest, claim, or right of set-off asserted, other than returns in the ordinary course of business consistent with past practice, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Section 3.10 of the Company Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of February 29, 2012, which list sets forth the aging of such Accounts Receivable.

Section 3.11 Inventory. Except as set forth in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any inventory.

Section 3.12 No Undisclosed Material Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, matured or unmatured, contingent, or otherwise) except for (a) liabilities or obligations disclosed, reflected or reserved against in the Audited Financial Statement, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Audited Financial Statement, (c) liabilities or obligations incurred as a result of this Agreement and the transaction contemplated hereby, including, without limitation, the Transaction Fees, and (d) liabilities for the performance of executory obligations of the Company and its Subsidiaries under Applicable Contracts, to the extent such liabilities are readily ascertainable from the face of such Applicable Contracts.

Section 3.13 Tax Matters.

(a) For purposes of this Agreement:

(i) “Tax” (or “Taxes” or “Taxable” or “Taxing” where the context requires) means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, net worth, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, business license fees, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any liability arising from any failure to file any form required to be filed by the U.S. Department of Treasury or IRS, including, without limitation, Form TD F 90-22.1 (Report of Foreign Bank and Financial Accounts), and including any interest, penalty, or addition to any Tax, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(ii) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Legal Requirements. All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. With respect to the Company and each of its Subsidiaries, no claim has ever been made by an authority in a jurisdiction where such Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries (other than Taxes not yet due and payable and other than any Taxes that are currently being contested in good faith as set forth on Section 3.13(b) of the Company Disclosure Schedule).

(c) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) Since January 1, 2006, no assessment has been made or, to the Knowledge of the Company, threatened, by any Taxing authority against the Company or any of its Subsidiaries for any period for which Tax Returns have been filed by the Company or any of its Subsidiaries. No foreign, federal, state, or local Tax examinations or audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local Taxing authority (including jurisdictions where the Company and any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing authority against the Company or any of its Subsidiaries. Section 3.13(d) of the Company Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to the Company and any of its Subsidiaries for taxable periods ended on or after December 31, 2005, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. The Company has made available to the Parent correct and complete copies of all federal Tax Returns, state Tax Returns, and local and foreign Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2005.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, there is no power of attorney in respect of Taxes granted by the Company or any of its Subsidiaries that is currently in force.

(f) Except as set forth on Section 3.13(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement, or plan (including this Agreement and any agreements executed in connection herewith) that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or foreign Tax law or other Legal Requirement). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning Code Section 1504(a) or any similar provision of state, local, or foreign law or other Legal Requirement) filing a consolidated income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Interim Financial Statement, exceed the reserve for current Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statement (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their respective Tax Returns. Since the date of the Interim Financial Statement, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Code Section 108(i).

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor has any of the Company or its Subsidiaries had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j) Since its inception, each of the Company and its Subsidiaries, other than PHR Acquisition, LLC, has been properly treated as a corporation subject to Subchapter C of the Code and has not filed an election to be treated as an “S corporation” pursuant to Section 1362(a) of the Code.

(k) Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction”, as defined in Section 6707A(c)(i) of the Code and Treasury Regulation Section 1.6011-4(b).

(l) Neither the Company nor any of its Subsidiaries (A) is a controlled foreign corporation as defined in Code Section 957, (B) is a passive foreign investment company within the meaning of Code Section 1297, or (C) has a permanent establishment (within the meaning of any applicable Tax treaty or convention) or otherwise has an office or fixed place business in a country other than the country in which it is organized.

(m) Neither the Company nor any of its Subsidiaries has received any private letter ruling from the IRS (or any other Tax ruling from any other Governmental Body).

(n) Each Person who renders, or has rendered, material services to the Company or any of its Subsidiaries who is, or was, classified by the Company or any of its Subsidiaries as having the status of an independent contractor or other nonemployee status for any purpose (including for purposes of Taxation and Tax reporting and under Benefit Plans) is, or was, so properly classified.

Section 3.14 No Material Adverse Effect. Since March 31, 2011 there has not been any Material Adverse Effect.

Section 3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life, or other insurance, supplemental unemployment benefits, profit-sharing, 401(k), pension or retirement plan, program, agreement, or arrangement, and each other employee benefit plan, program, agreement, or arrangement, sponsored, maintained, or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(l) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder or any successor law (“ERISA”), for the benefit of any employee or former employee of the Company or any of its Subsidiaries, whether formal or informal (the “Benefit Plans”).

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, with respect to each Benefit Plan, the Company has made available to the Parent complete and accurate copies of each of the following documents, as applicable: (i) each Benefit Plan (including all amendments, insurance and annuity contracts, funding media, and all other material documents relating thereto) or in the case of unwritten Benefit Plans, descriptions thereof; (ii) the annual report on Form 5500 (and accompanying schedules attached thereto), for each of the last three plan years; (iii) the financial statements for the last three plan years; (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required and summaries of material modifications thereto; (v) the most recent determination or opinion letter received from the IRS with respect to each Benefit Plan that is intended to be qualified under Section 401 of the Code, and any outstanding requests for determination or opinion letters; (vi) each trust agreement or other material funding instrument relating to any Benefit Plan; and (vii) with respect to each Benefit Plan that is a 401(k) plan, the results of the most recent nondiscrimination testing (ADP, ACP and top-heavy testing) performed with respect to such plan.

(c) No Benefit Plan has been, or could reasonably be expected to be, subject to either a civil penalty assessed pursuant to Section 409 or 502 of ERISA or a Tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

(d) Each of the Benefit Plans has been and is operated and administered in accordance with its terms and in material compliance with applicable requirements of the Code, ERISA and other applicable Legal Requirements, and may in accordance with its terms be amended and/or terminated at any time, and the Company, each of its Subsidiaries and each ERISA Affiliate has made all contributions and insurance premiums to each of the Benefit Plans when due.

(e) Each Benefit Plan intended to qualify under Section 401(a) of the Code (each a “Qualified Plan”) has received a favorable determination letter as to its qualification under the Code, or a favorable opinion letter as to the qualification of the form of the plan document under the Code, and no such determination letter or opinion letter has been revoked and neither the Company nor any of its Subsidiaries has taken any action or omitted to take any action which would cause the loss of such qualification or which is reasonably likely to result in costs to the Company or any of its Subsidiaries under the IRS’s Employee Plans Compliance Resolution System. All Qualified Plans have been amended on a timely basis to comply with all applicable tax legislation (with respect to each Qualified Plan that is a 401(k) plan, such legislation includes but is not limited to EGTRRA, final regulations under Code Section 415, final regulations under Code Section 401(a)(9), Katrina Emergency Tax Relief Act of 2005, Gulf Opportunity Zone Act of 2005, final regulations under Code Section 401(k) and 401(m), Pension Protection Act of 2006, Heroes Earnings Assistance and Relief Tax Act of 2008 and Worker, Retiree and Employer Recovery Act of 2008), Treasury regulations, and IRS administrative pronouncements, and each such Qualified Plan has received and is entitled to rely upon a favorable determination letter or opinion letter from the IRS with respect to such Qualified Plan as to its qualified status under the Code.

(f) Neither of the Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes, is obligated to contribute, or has ever been obligated to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(g) With respect to any Benefit Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA: (i) there is no voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code maintained with respect to any such welfare plan; and (ii) no such welfare plan is a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40). Neither the Company nor any of its Subsidiaries maintains, contributes to, or has any liability or obligation with respect to an employee welfare benefit plan that provides health or life insurance or other benefits for current or future retired or terminated employees or directors (or any spouse or dependents thereof) except to the extent required by any Legal Requirement.

(h) Except as set forth on Section 3.15(h) of the Company Disclosure Schedule, no plans, agreements, understandings, or arrangements exist that could result in the payment to any service provider of the Company or any of its Subsidiaries, or delegate, representative, agent or assigns of such service provider, of any money or other property rights or accelerate or provide any other rights or benefits to any such Person as a result of (i) the transactions contemplated by this Agreement (whether or not such payment, acceleration, or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code or comparable Legal Requirement) or whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered) or (ii) the severance, termination, change in employment status (e.g., office location, title) or resignation of any such service provider before, on or after the Closing Date.

(i) Neither of the Company, nor its Subsidiaries nor any ERISA Affiliate sponsors, maintains or has ever sponsored or maintained a plan that is (A) a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or (B) subject to the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA.

(j) There are no contributions which are, or hereafter will be, required to have been made to trusts in connection with a Benefit Plan that is a “defined contribution plan” (within the meaning of Section 3(34) of ERISA) with respect to services rendered by current or former employees of the Company or any of its Subsidiaries prior to the Closing Date.

(k) Other than routine claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits, claims or any investigations or audits by a Governmental Body pending, or to the Knowledge of the Company threatened, with respect to any Benefit Plan, or any circumstances that might give rise to any liability of the Company or any of its Subsidiaries under any such action, suit, or claims.

(l) Each Benefit Plan and each Company Employee Agreement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) (a “409A Plan”) and was in existence prior to October 3, 2004, has not been “materially modified” (within the meaning of Treasury Regulation Section 1.409A-6(a)(4)) since October 3, 2004, in a manner that would cause amounts deferred under such plan in taxable years beginning before January 1, 2005, to be subject to Section 409A of the Code. Each 409A Plan has been operated since January 1, 2005, in good faith compliance with the provisions of Section 409A of the Code.

(m) Neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate sponsors, maintains or has ever sponsored or maintained a plan that is an “employee stock ownership plan” within the meaning of Section 407(d)(6) of ERISA.

Section 3.16 Compliance with Legal Requirements; Governmental Authorizations and Non-Governmental Approvals.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, (i) each of the Company and its Subsidiaries is, and at all times within the past three (3) years has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a material violation by the Company or any of its Subsidiaries of, or a material failure on the part of the Company or any of its Subsidiaries to comply with, any Legal Requirement; and (iii) neither the Company nor or any of its Subsidiaries has received any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.

(b) Section 3.16(b) of the Company Disclosure Schedule contains a complete and accurate list of each Governmental Authorization and non-governmental approval that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of, or to any of the assets or properties owned or used by, the Company or any of its Subsidiaries. Each Governmental Authorization and non-governmental approval listed in Section 3.16(b) of the Company Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is and has been in material compliance with all of the terms and requirements of each Governmental Authorization and non-governmental approval identified in Section 3.16(b) of the Company Disclosure Schedule. No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or non-governmental approval listed in Section 3.16(b) of the Company Disclosure Schedule; or result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization or non-governmental approval listed in Section 3.16(b) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or non-governmental approval; or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization or non-governmental approval. All applications required to have been filed for the renewal of the Governmental Authorizations and non-governmental approvals listed in Section 3.16(b) of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies or other Persons, and all other filings required to have been made with respect to such Governmental Authorizations and non-governmental approvals have been duly made on a timely basis with the appropriate Governmental Body or other Person.

(c) The Governmental Authorizations and non-governmental approvals listed in Section 3.16(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations and non-governmental approvals necessary to permit each of the Company and its Subsidiaries to lawfully conduct and operate their businesses in the manner in which they are currently conducted and operated and to permit the Company and its Subsidiaries to own and use their respective assets and properties in the manner in which they currently own and use such assets. The execution and delivery of this Agreement and the additional documents and agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, including, without limitation the Merger, will not adversely affect or otherwise impair the ability of the Company or any of its Subsidiaries fully to enjoy the benefits or any of such Governmental Authorizations and non-governmental approvals.

(d) Each of the Company and its Subsidiaries is, and at all times as to which the applicable statute of limitation has not expired has been, in material compliance with all applicable U.S. export and re-export control Legal Requirements and applicable regulations administered by, without limitation, the United States Department of Commerce, the United States Department of State and the United States Department of the Treasury. No director, officer or, to the Knowledge of the Company, employee of the Company or any of its Subsidiaries is identified on the Office of Foreign Assets Control of the United States Department of Treasury list of “Specially Designated Nationals and Blocked Persons”, the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List”, “Entity List” or “Unverified List”, the Directorate of Defense Trade Controls of the United States Department of State “List of Debarred Parties”, or the United Nations Security Council Counter-Terrorism Committee “Consolidated List”.

Section 3.17 Legal Proceedings; Orders.

(a) There is no pending Proceeding: (i) that has been commenced by or against the Company, any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets or properties owned or used by, the Company or any of its Subsidiaries; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement; or (iii) that involves a claim by any Person that such Person is a holder or beneficial owner of or has the right to acquire or to obtain beneficial ownership of any capital stock of, or any other voting, equity or ownership interest in, the Company or any of its Subsidiaries. No such Proceeding has been, to the Knowledge of the Company, threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule: (i) there is no Order to which the Company or any of its Subsidiaries, or any of the assets or properties owned or used by the Company or any of its Subsidiaries, is subject; (ii) to the Knowledge of the Company, no officer, director, agent, or employee of the Company or any of its Subsidiaries is subject to any Order that relates to the business of, or any of the assets or properties owned or used by, the Company or any of its Subsidiaries; and (iii) to the Knowledge of the Company, no officer, director, agent, or employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, agent, or employee from engaging in the business of the Company or any of its Subsidiaries.

(c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries is, and at all times has been, in compliance with all of the terms and requirements of each Order to which it, or any of the assets or properties owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that could reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or any of its Subsidiaries, or any of the assets or properties owned or used by the Company or any of its Subsidiaries, is subject; and (iii) neither the Company nor any of its Subsidiaries has received any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company or any of its Subsidiaries, or any of the assets or properties owned or used by the Company or any of its Subsidiaries, is or has been subject.

Section 3.18 Absence of Certain Changes and Events. Except as set forth in Section 3.18 of the Company Disclosure Schedule, since March 31, 2011, each of the Company and its Subsidiaries has conducted its business in the ordinary course of business and there has not been any:

(a) change in the authorized or issued capital stock of the Company or any of its Subsidiaries (other than the issuance of shares of Company Common Stock as a result of the exercise of Options); grant of any stock option or right to purchase shares of capital stock of the Company or any of its Subsidiaries (except Options granted to employees in the ordinary course of business consistent with past practice); issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or any of its Subsidiaries of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of the Company or any of its Subsidiaries;

(c) payment or increase by the Company or any of its Subsidiaries of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee, except in the ordinary course of business consistent with past practice or as may be required under existing agreements with officers or employees of the Company or any of its Subsidiaries; or any entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under (except in the ordinary course of business consistent with the past practice pursuant to employee benefit plans that were in existence prior to March 31, 2011), any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employee of the Company or any of its Subsidiaries;

(e) material damage to or destruction or loss of any material asset or property of the Company or any of its Subsidiaries, whether or not covered by insurance;

(f) entry into, material breach or violation of, termination of, or receipt of notice of termination of (i) any material license or any distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contracts or transactions involving a total remaining commitment by or to the Company or any of its Subsidiaries of at least $250,000, individually, or under which the Company or any of its Subsidiaries has invoiced the contracting party in excess of $250,000 in calendar year 2011 or pursuant to which the Company or any of its Subsidiaries has paid or accrued an amount in excess of $250,000 in calendar year 2011; or material breach or violation of, termination of, or receipt of notice of termination of any Contracts under which the Company or any of its Subsidiaries has invoiced the contracting party in excess of $250,000 in calendar year 2012 or pursuant to which the Company or any of its Subsidiaries has paid or accrued an amount in excess of $250,000 in calendar year 2012;

(g) sale, lease, license, loan, transfer or other disposition of any material asset or property of the Company or any of its Subsidiaries (other than the license of Intellectual Property owned by the Company pursuant to the Company’s standard terms in contracts with customers or vendors providing services to the Company or its Subsidiaries entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), or (ii) mortgage, pledge, or imposition of any Lien on any material asset or property of the Company or any of its Subsidiaries;

(h) cancellation, waiver, forbearance, transfer, disposition or settlement of any claims or rights with a value to the Company or any of its Subsidiaries in excess of $250,000 individually or in the aggregate;

(i) change in the accounting or tax methods used by the Company or any of its Subsidiaries;

(j) disposal, or permission to lapse, of any license or other rights to use any invention, patent, trademark or other Intellectual Property (other than the termination of a license due to the expiration of a Contract in the ordinary course pursuant to its terms), disclosure of any trade secrets or other confidential information of the Company or any of its Subsidiaries to a third party except pursuant to written agreements containing reasonable confidentiality obligations entered into in the ordinary course of business consistent with past practice, or failure to maintain in force any patent and/or trademark, copyright (or any application therefor) of the Company or any of its Subsidiaries;

(k) material change to any royalty arrangements to which the Company or any of its Subsidiaries is a party or to which any of the assets or properties of the Company or its Subsidiaries are subject;

(l) transaction entered into, other than in the ordinary course of business consistent with past practice, except in connection with this Agreement and the transactions contemplated hereby; or

(m) agreement, whether oral or written, by the Company or any of its Subsidiaries to do any of the foregoing.

Section 3.19 Contracts; No Defaults.

(a) Section 3.19(a) of the Company Disclosure Schedule contains a complete and accurate list, and the Company has made available to the Parent true, complete and correct copies, of:

(i) each Applicable Contract pursuant to which the Company or any of its Subsidiaries invoiced the contracting party for service revenue in excess of $250,000 in calendar year 2011.

(ii) each Applicable Contract pursuant to which the Company or any of its Subsidiaries paid or accrued an amount or value in excess of $250,000 in calendar year 2011;

(iii) a list of all obligations and liabilities of the Company or any of its Subsidiaries in excess of $250,000 pursuant to uncompleted orders for the purchase by the Company or any of its Subsidiaries for materials, supplies, equipment and services for the requirements of their respective businesses;

(iv) each Applicable Contract relating to borrowed money or constituting a capital lease;

(v) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year and Desktop Software licensed by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(vi) each licensing agreement or other Applicable Contract (except for customer and vendor contracts entered into in the ordinary course of business consistent with past practice, complete copies of which have been made available to the Parent) with respect to patents, trademarks, service marks, copyrights, or other Intellectual Property (other than Desktop Software) that is used in the operation of the Company or any of its Subsidiaries;

(vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person;

(viii) each Applicable Contract containing covenants that restricts the business activity of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any officer, director or employee of the Company or any of its Subsidiaries or that restricts the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

(ix) each Applicable Contract providing for payments to or by the Company or any of its Subsidiaries based on sales, purchases, or profits, other than direct payments for goods or services;

(x) each power of attorney to which the Company or any of its Subsidiaries is a party that is currently effective and outstanding;

(xi) each Applicable Contract for capital expenditures by the Company or any of its Subsidiaries in excess of $50,000 not otherwise reflected in the Interim Financial Statements;

(xii) each Contract regulating or controlling the voting or disposition of the securities of the Company or any Subsidiary thereof giving any Person the right to appoint directors or control the management of the Company or any of its Subsidiaries;

(xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice; and

(xiv) each other Applicable Contract that was not entered into in the ordinary course of business consistent with past practice since March 31, 2011.

(b) To the Knowledge of the Company, no officer, director, employee, consultant or contractor of the Company or any of its Subsidiaries is bound by any Contract that limits the ability of such officer, employee, director, consultant or contractor to: (A) engage in or continue any conduct, activity, or practice relating to the business of the Company or any of its Subsidiaries; or (B) assign to the Company or any of its Subsidiaries or to any other Person any rights to any invention, improvement, or discovery that is invented, developed, and/or discovered by such individual with the scope of the services that such individual provides to the Company and its Subsidiaries that relates to the business or operations of the Company or any of its Subsidiaries.

(c) To the Knowledge of the Company, each Contract identified or required to be identified in Section 3.19(a) of the Company Disclosure Schedule is in full force and effect and is a valid and binding obligation of the Company or its Subsidiaries, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) Except as set forth in Section 3.19(d) of the Company Disclosure Schedule:

(i) each of the Company and its Subsidiaries is in material compliance with all terms and requirements of each Applicable Contract identified in or required to be identified in Section 3.19(a) of the Company Disclosure Schedule;

(ii) to the Knowledge of the Company, each other Person that has any obligation or liability under any Contract identified in or required to be identified in Section 3.19(a) of the Company Disclosure Schedule under which the Company or any of its Subsidiaries has any rights is in material compliance with all terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be expected to contravene, conflict with, or result in a violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract identified or required to be identified in Section 3.19(a) of the Company Disclosure Schedule; and

(iv) neither the Company nor any of its Subsidiaries has given to or received from any other Person any written notice, or to the Knowledge of the Company, verbal notice, or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract identified or required to be identified in Section 3.19(a) of the Company Disclosure Schedule.

(e) Neither the Company, any of its Subsidiaries nor any Person has demanded that any material amounts paid or payable to the Company or any of its Subsidiaries be renegotiated under the Applicable Contracts identified in or required to be identified in Section 3.19(a).

Section 3.20 Insurance.

(a) Section 3.20(a) of the Company Disclosure Schedule completely and accurately sets forth: (i) a list of each insurance policy currently in effect covering the Company or any of its Subsidiaries, any of their respective assets or properties or any director or officer of the Company or any of its Subsidiaries in his or her capacity as an officer or director of the Company or any of its Subsidiaries; (ii) a list and description of any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves established thereunder; and (iii) a list and description of any Contract or arrangement, other than a policy of insurance, that obligates the Company or any of its Subsidiaries to maintain or obtain any insurance coverage.

(b) The Company has made available to the Parent: (i) complete and correct copies of all policies of insurance to which the Company or any of its Subsidiaries is a party or under which the Company, or any of its Subsidiaries or any officer or director thereof, in his capacity as such, is or has been covered at any time within the two (2) years of this Agreement; (ii) complete and correct copies of all pending applications for policies of insurance described in clause (i) above; and (iii) any statement by the auditor of any of the financial statements of the Company or any of its Subsidiaries with regard to the adequacy of such entities’ coverage or of the reserves for claims.

(c) Section 3.20(c) of the Company Disclosure Schedule completely and accurately sets forth, by year, for the current policy year and each of the two (2) preceding policy years: (i) a summary of the loss experience under each policy; (ii) a statement describing each claim under an insurance policy for an amount in excess of $20,000, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, all policies required to be disclosed under Section 3.20(a) of the Company Disclosure Schedule are valid, outstanding, and enforceable; are issued by an insurer that is financially sound and reputable; taken together, provide adequate insurance coverage for the assets and the operations of the Company and its Subsidiaries for the types of risks to which the Company and its Subsidiaries are normally exposed and for the types of risks normally insured against by a Person carrying on the same or substantially similar business or businesses as the Company and its Subsidiaries; are sufficient for compliance with all Legal Requirements and Applicable Contracts identified in or required to be identified in Section 3.19(a) that require a minimum level or certain type of insurance coverage by the Company or its Subsidiaries; will continue in full force and effect following the consummation of the transactions contemplated hereby; and do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights; or any notice of cancellation or any other indication in writing that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(f) Each of the Company and its Subsidiaries has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to the Company or any of its Subsidiaries.

(g) Each of the Company and its Subsidiaries has given notice to the insurer of all material claims that may, to the Knowledge of the Company, be insured thereby.

Section 3.21 Environmental Matters.

Neither the consummation of the transactions contemplated hereby nor any real property formerly or currently owned, leased, used or controlled by the Company or any of its Subsidiaries (collectively, “Company Properties”) nor any condition thereon, nor the conduct of the businesses of the Company or any of its Subsidiaries, violates any Environmental Law, and no provisions of any Environmental Law in any way affects the consummation of the transactions contemplated hereby. Neither the Company, nor any of its Subsidiaries, nor to the Knowledge of the Company, any owner of any of the Company Properties during its period of such utilization: (i) has filed or received any notice under any Environmental Law indicating past or present handling, use, generation, treatment, storage, disposal or Release of any Hazardous Materials in violation of any Environmental Law or concerning any Release of Hazardous Materials into the Environment on, at, under or emanating from any of the Company Properties or otherwise in connection with its business, (ii) has received any notice, warning or claim from any Governmental Body or any other Person asserting a violation of any Environmental Law, or (iii) has any liability, contingent or otherwise, under any Environmental Law in connection with, or with respect to, any Release of any Hazardous Materials into the Environment, or the presence of any Hazardous Materials on the Company Properties in connection with the operation of its business. No Hazardous Materials have been used, handled, generated, treated, stored, disposed of or Released in violation of any Environmental Law on, at, under or emanating from any of the Company Properties or in connection with the operation of the businesses of the Company and its Subsidiaries, or, transported from any Company Property to any waste treatment, storage or disposal site owned or operated by a third party. To the Company’s knowledge, there are no underground tanks on any such Company Properties.

Section 3.22 Employees.

(a) Except as set forth in this Section 3.22(a), Section 3.22(a) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts (whether written or oral), including all amendments thereto, currently in effect between the Company or any of its Subsidiaries and any employee or director, or former employee or director, of the Company or any of its Subsidiaries with regard to compensation or severance, including any agreement with regard to salary, wages, bonuses, commissions, change-of-control, pension, options, retirement, profit-sharing, confidentiality, non-competition or assignment of inventions (collectively, the “Company Employee Agreements”), except offer letters that may be terminated on an at-will basis by the Company or any of its Subsidiaries without cost or liability other than payment of wages earned through the date of such termination. The Company has made available to the Parent true, correct and complete copies of the Company’s form of Confidentiality and Non-Compete Agreement and Employee Innovations Assignment Agreement and not copies of the executed agreements of each employee or former employee who has executed such forms without modification and each other Company Employee Agreement. Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, each current and former employee of the Company and each of its Subsidiaries has executed the Company’s form of Confidentiality and Non-Compete Agreement and form of Employee Innovations Assignment Agreement.

(b) Section 3.22(b) of the Company Disclosure Schedule contains a true, accurate and complete list of the following information for each employee of the Company and its Subsidiaries (broken down by entity and including each employee on leave of absence or layoff status): name; job title; current compensation paid or payable and any change in compensation since January 1, 2011 (other than routine annual pay increases made in the ordinary course of business consistent with past practice); vacation, holiday or paid time off accrued; and date of hire.

(c) To the Knowledge of the Company, no employee or director of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person (each a “Proprietary Rights Agreement”) that contractually limits (i) the performance of his or her duties as an employee or director of the Company or any of its Subsidiaries, or (ii) the ability of the Company or any of its Subsidiaries to conduct its business. To the Knowledge of the Company, no officer or other key employee of the Company or any of its Subsidiaries intends to terminate his or her employment with the Company or any of its Subsidiaries.

(d) There are no retired employees or directors of the Company or any of its Subsidiaries, or any dependent thereof, who are receiving or are scheduled to receive benefits in the future from the Company or any of its Subsidiaries except to the extent required by COBRA or pursuant to a tax qualified retirement or savings plan sponsored by the Company.

(e) Except as set forth on Section 3.22(e) of the Company Disclosure Schedule, each of the employees of the Company or any its Subsidiaries is so employed without any such employee or employer being required to obtain or maintain a US H1B or H2B Visa, Green Card, temporary work visa or other work permit.

Section 3.23 Labor Relations; Compliance. Neither the Company nor any of its Subsidiaries has been nor is currently a party to any collective bargaining agreement or other similar labor union Contract. There has not been, there is not presently pending or existing, and to the Knowledge of the Company there is not threatened, (a) any strike, slowdown, picketing, or work stoppage, (b) any Proceeding against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company, any of its Subsidiaries or its premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company or any of its Subsidiaries, and no such action is contemplated by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has materially complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Neither the Company nor any of its Subsidiaries is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. There is no currently pending unresolved dispute between the Company or any of its Subsidiaries and any individual formerly employed by Globerian Inc. or Globerian India Pvt. Ltd. (collectively, “Globerian”); and the transition of each employee of Globerian to e4e Healthcare Business Solutions Private Limited, Chennai complied with all Legal Requirements and neither the Company nor any of its Subsidiaries could reasonably be expected to be liable for any statutory dues related to any such employee transition.

Section 3.24 Intellectual Property.

(a) Section 3.24(a) of the Company Disclosure Schedule contains a complete and accurate list of (i) all material Intellectual Property owned by the Company or any of its Subsidiaries and (ii) all other material Intellectual Property used but not owned by the Company or each of its Subsidiaries in the operation of the business of the Company and its Subsidiaries (other than Desktop Software).

(b) Section 3.24(b) of the Company Disclosure Schedule contains a list of all software and proprietary Databases owned or licensed (and indicates whether such software or Database is owned or licensed) by the Company or any of its Subsidiaries that is material to the operation of the business of the Company and its Subsidiaries other than licenses for Desktop Software. No Persons have access or rights to the source, object or binary software code for computer software owned by the Company or any of its Subsidiaries other than employees of the Company in connection with their respective duties to the Company and its Subsidiaries. No Person who licenses any computer software from the Company or any of its Subsidiaries has the right to sublicense such computer software without the written consent of the Company. To the extent that the Company or any of its Subsidiaries incorporates software owned by other Persons into the software or products of the Company or its Subsidiaries, each of the Company and its Subsidiaries has the right, pursuant to a valid license or other agreement, to do so. None of the software owned by the Company or any of its Subsidiaries incorporates any software owned by another Person, that is, in whole or in part, subject to any provisions of any license for Publicly Available Software that would require, or condition the use, modification or distribution of any Intellectual Property owned by the Company or its Subsidiaries on the disclosure, licensing or distribution of any source code for any portion of such Intellectual Property. No software product under development by the Company or any of its Subsidiaries incorporates any Publicly Available Software.

(c) Section 3.24(c) of the Company Disclosure Schedule contains a complete and accurate list of all licenses, work-for-hire agreements and other rights granted by the Company or any of its Subsidiaries to any third party with respect to any Intellectual Property that is material to the operation of the business of the Company and its Subsidiaries, other than agreements entered into between the Company or its Subsidiaries and their respective customers in the ordinary course of business consistent with past practice, complete and accurate copies of which have been provided to the Parent. Section 3.24(c) of the Company Disclosure Schedule contains a complete and accurate list of all licenses and other rights granted by any third party (or assigned) to the Company or any of its Subsidiaries with respect to Intellectual Property that is material to the operation of the business of the Company and its Subsidiaries, other than Desktop Software. Each of the Company and its Subsidiaries owns or has the right to use, pursuant to a valid license or work-for-hire agreement, all Intellectual Property material to the operation of the business of the Company and its Subsidiaries.

(d) All Registered Intellectual Property owned by the Company and its Subsidiaries has been properly registered. All pending registrations and applications for Intellectual Property have been properly made and filed and all annuity, maintenance, renewal, and other fees relating to such registrations or applications for Registered Intellectual Property are current. No loss or expiration of any Intellectual Property of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, is reasonably foreseeable or threatened. Each of the Company and its Subsidiaries has taken all necessary actions, as determined necessary by the Company and its Subsidiaries in the exercise of reasonable business judgment, to maintain, protect and enforce the Intellectual Property which the Company and its Subsidiaries owns. To the Knowledge of the Company, the owners of any Intellectual Property licensed to the Company or any of its Subsidiaries have taken reasonably necessary actions to maintain and protect the Intellectual Property which are subject to such licenses.

(e) The Company owns or has a license or right to use the Intellectual Property listed on Sections 3.24(a), (b) and (c) of the Company Disclosure Schedule, respectively. All Intellectual Property that is owned by, and material to the operation of the business of, the Company and its Subsidiaries is valid and sustaining. The Company and its Subsidiaries have not received any written claims asserting the invalidity, misuse, unenforceability or challenging the title, use or inventorship of any Intellectual Property owned or used by the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no grounds for the same. Neither the Company nor any of its Subsidiaries has sent a cease and desist letter asserting the likelihood of confusion, dilution, substantial similarity, or the making, using or selling an item embodying a claimed invention of any Intellectual Property owned by the Company or any of its Subsidiaries within the last six (6) years. Neither the Company nor any of its Subsidiaries has received any written threats or written notices of conflict with, or infringement or misappropriation of, the asserted Intellectual Property of other Persons, nor is the Company or any of its Subsidiaries a party to any action or proceeding alleging infringement or misappropriation of such Intellectual Property. The operation of the business of the Company and its Subsidiaries does not infringe or misappropriate any Intellectual Property of other Persons. Except as set forth in Section 3.24(e) of the Company Disclosure Schedule, to the Knowledge of the Company, the Intellectual Property owned by the Company or any of its Subsidiaries and the Intellectual Property used but not owned by the Company or any of its Subsidiaries, have not been infringed upon or misappropriated by other Persons. The Intellectual Property owned by the Company or any of its Subsidiaries is not subject to any claim, Lien or judgment, except for interests of licensors pursuant to valid written Contracts between the Company or its Subsidiaries and their respective customers entered into in the ordinary course of business consistent with past practice.

(f) Except as set forth on Section 3.24(f) of the Company Disclosure Schedule, the Company and its Subsidiaries owns or has the legal right to hold, use and/or own all data used in the operation by the Company and its Subsidiaries of their respective business without payment. Each of the Company and its Subsidiaries has taken all commercially reasonable measures to preserve the confidential and proprietary nature of non-public data, to the Knowledge of the Company, there has not been any unauthorized use or disclosure of such data. The Company has no Knowledge of any corruption, virus, disability code or similar impediment to the continued and uninterrupted use of the data. To the Knowledge of the Company, the ownership or authorized use of such data does not violate any Legal Requirement or any Order of any court or Governmental Body.

(g) The trademarks and service marks set forth on Section 3.24(a) of the Company Disclosure Schedule are duly registered or applied for and/or used by the Company or its Subsidiaries. Such trademarks and service marks and their registrations or applications exist and the registrations or applications are subsisting, and have not been abandoned. The Company has not granted any other Person the right to use such trademarks or service marks in United

States commerce either in identical form thereof or in such near resemblance thereto as to be likely, when applied to the goods or services of any such person, to cause confusion or to cause mistake or to deceive. Except as set forth on Section 3.24(g) of the Company Disclosure Schedule, no legal proceedings or administrative proceedings have been instituted or are pending against Company and its Subsidiaries or, to the Knowledge of the Company, threatened against Company, in each case with respect to the trademarks or service marks of the Company or its Subsidiaries or which challenge the rights, title or interest of the Company or any of its Subsidiaries in respect thereto.

(h) Except as set forth in Section 3.24(h) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has valid, enforceable and signed agreements with each of its current and former employees, officers, managers, consultants and the independent contractors ensuring the continued confidentiality of all non-public Intellectual Property owned by the Company and its Subsidiaries.

(i) Except as set forth in Section 3.24(i) of the Company Disclosure Schedule, all employees, agents, consultants and contractors who have contributed to or participated in the development of the Intellectual Property owned by the Company and its Subsidiaries have signed valid and enforceable non-disclosure and invention assignment agreements pursuant to which such Persons granted their rights in and to such Intellectual Property to the Company. Except as set forth in Section 3.24(i) of the Company Disclosure Schedule, the Company has made available to the Parent true and complete copies of the forms of the Company’s standard agreements with respect to the agreements set forth in this Section 3.24(i) and copies of any such agreements that deviated from the standard forms.

Section 3.25 Certain Payments. Except as set forth on Section 3.25 of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries nor any director, officer, agent, or employee thereof or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any of its Subsidiaries or any Affiliate thereof; or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or its Subsidiaries.

Section 3.26 Relationships with Affiliates. To the Knowledge of the Company, no Affiliate of the Company or holder of securities of the Company or any of its Subsidiaries has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the operation of the business of the Company or its Subsidiaries. To the Knowledge of the Company, no Affiliate of the Company or any of its Affiliates or holder of securities of the Company is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or its Subsidiaries, or (ii) engaged in competition with the Company or any of its Subsidiaries with respect to any line of products or services of the Company or its Subsidiaries in any market presently served by the Company or its Subsidiaries (except for the ownership of less than five

(5) percent of the outstanding capital stock of any Person that is publicly traded on any recognized exchange or in the over-the-counter market). Except as set forth in Section 3.26 of the Company Disclosure Schedule, no Affiliate of the Company or any of its Affiliates or holder of securities of the Company or any of its Subsidiaries is a party to any Contract with the Company or any of its Subsidiaries or has any claim or right against the Company or any of its Subsidiaries.

Section 3.27 Product Defects. The computer software, interfaces, algorithms and web-based applications owned or used by the Company or any of its Subsidiaries that are material to the operation of the businesses of the Company and its Subsidiaries are and will be substantially free from reproducible programming errors and from defects in workmanship and materials (other than customary product bugs), and operate and will operate substantially in conformity with the performance capabilities and business requirements described in the written specifications provided therewith. No portion of such computer software or web-based applications will contain any protection feature designed to prevent its use, including, without limitation, any computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, bomb or any other code or instruction that may be used to access, modify, delete, damage or disable such software and/or web-based applications.

Section 3.28 Product and Service Warranties. Each product manufactured, distributed, sold, leased, or delivered, and each service provided by, the Company or its Subsidiaries substantially conforms with all applicable contractual commitments, including all express warranties. Neither the Company nor any of its Subsidiaries has had any liability (and, to the Knowledge of the Company, there is no basis for any present or future Proceeding against the Company or any of its Subsidiaries that could give rise to any liability) for any material non-conforming service, subject only to any reserve for warranty claims set forth on the face of the Interim Financial Statement, as adjusted for the passage of time in accordance with the past custom and practice of the Company and its Subsidiaries.

Section 3.29 Supplies; Equipment and Customers.

(a) Neither the Company nor any of its Subsidiaries has had any problems in obtaining, in a timely manner and at market prices, any and all materials, supplies, equipment, and services used in its business and neither the Company nor any of its Subsidiaries has any reason to believe that they may have problems with respect to the availability of such materials, supplies, equipment, and services. No supplier of the Company or any of its Subsidiaries listed on Section 3.29 of the Company Disclosure Schedule has, within the previous twelve months, canceled or threatened to cancel or otherwise modify in any adverse way its relationship with the Company or any of its Subsidiaries.

(b) With respect to each of the two calendar years most recently completed prior to the date hereof, Section 3.29 of the Company Disclosure Schedule lists (i) the ten largest (by dollar volume) customers of the Company and each of its Subsidiaries during each such period (showing the volume in dollars for each such period) and (ii) the ten largest (by dollar volume) product generators or other suppliers of the Company and each of its Subsidiaries during each such period (showing the volume in dollars for each such period). Since March 31, 2011, no customer or supplier listed in Section 3.29 of the Company Disclosure Schedule has notified the Company or any of its Subsidiaries orally or in writing, of its intention to decrease the volume of purchases from or sales to the Company or any of its Subsidiaries, or decrease the price that any such customer is willing to pay for products or services of the Company or any of its Subsidiaries, or increase the price that any such supplier will charge for products or services sold to the Company or any of its Subsidiaries, or of the bankruptcy or liquidation of any such customer or supplier. To the actual knowledge of Amy Anderson, Adam Casto, Shanalee Allsop, Eric Quigley, David Chidester, Jack Vines III or Benjamin Stout, the consummation of the transactions contemplated hereby are not reasonably expected to adversely affect the relationship with any of the suppliers or customers listed in Section 3.29 of the Company Disclosure Schedule.

Section 3.30 Bank Accounts. Section 3.30 of the Company Disclosure Schedule sets forth a complete and accurate list of all bank and/or brokerage accounts maintained in the name of the Company or any of its Subsidiaries and a brief description of persons authorized to sign on behalf of the Company or any of its Subsidiaries with respect to each such account.

Section 3.31 Brokers or Finders. Except as set forth on Section 3.31 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective officers and agents has incurred any obligation or liability, contingent or otherwise, for any brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.

Section 3.32 HIPAA and HITECH Compliance.

(a) Each of the Company and its Subsidiaries has at all times been in compliance with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and all applicable regulations promulgated under the Administrative Simplification provisions of HIPAA, including: (A) standards for privacy of individually identifiable health information, (B) security standards for the protection of electronic health information, (C) electronic data transaction standards and code sets, (D) standard unique identifiers for employers, providers, health plans (as applicable), and (E) any other standards implementing the Administrative Simplification provisions of HIPAA, and with the Health Information Technology for Economic and Clinical Health Act (“HITECH”). The Company and each of its Subsidiaries is and has at all times been in compliance with each such law or regulation since the relevant compliance date for such law or regulation. The Company and each of its Subsidiaries is and has at all times been in compliance with all applicable federal, state and foreign laws, regulations and other authorities governing the privacy, security or electronic transmission or format of any type of medical or health information (including information relating to HIV, genetic information, substance abuse, mental health, sexually transmitted diseases, and pregnancy).

(b) Each “business associate contract” or other similar Contract, within the meaning of HIPAA and HITECH, to which the Company or any of its Subsidiaries is a party, is in compliance with HIPAA and HITECH. Each of the Company and its Subsidiaries is in compliance with the terms and conditions of any such business associate contract or other similar Contract and with HITECH, and there are no actions, suits, claims, investigations or administrative proceedings pending or, to the Knowledge of the Company, threatened with respect to any such business associate contract or other similar Contract.

Section 3.33 Disclosure. No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE PARENT AND MERGER SUB

The Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization and Good Standing. Each of the Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

Section 4.2 Authority. The execution and delivery by each of the Parent and Merger of this Agreement and the other agreements contemplated hereby to which it is a party (collectively, and together with this Agreement, the “Parent’s Closing Documents”), the performance by each of the Parent and Merger Sub of the covenants and agreements hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action other than, with respect to the completion of the Merger, the adoption of this Agreement by the stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. Upon the execution and delivery by the Parent or Merger Sub and the counterparties thereto of the Parent’s Closing Documents, the Parent’s Closing Documents shall constitute the legal, valid, and binding obligations of the Parent and Merger Sub, as applicable, enforceable against the Parent and Merger Sub in accordance with their respective terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

Section 4.3 No Conflicts. Neither the execution and delivery of this Agreement and the additional Parent Closing Documents by each of the Parent and Merger Sub, nor the performance by the Parent and Merger Sub of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate any provisions of the Organizational Documents of the Parent or Merger Sub, or any Legal Requirement or Order, or conflict with or result in any breach of any of the terms of or constitute a default under or result in the termination of, or the creation or imposition of any Lien, pursuant to the terms of any contract or agreement to which the Parent or Merger Sub is a party or by which the Parent or Merger Sub, or any of the assets or properties of the Parent or Merger Sub is bound. No consents, approval, orders, notices to or other authorization of any Governmental Body, or of any other Person, are required in connection with the execution and delivery of this Agreement by the Parent and Merger Sub, or performance of their respective obligations under, this Agreement and the additional Parent Closing Documents, or the consummation by the Parent and Merger Sub of the transactions contemplated hereby and thereby, except for compliance with the provisions of the HSR Act.

Section 4.4 Legal Proceedings. There is no pending Proceeding that has been commenced against the Parent or Merger Sub that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of the Parent and Merger Sub, no such Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

Section 4.5 Brokers or Finders. Neither the Parent nor Merger Sub, nor any of their respective officers or agents, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.

Section 4.6 Access to Information; No Other Representations and Warranties. Each of the Parent and Merger Sub acknowledges and agrees that (x) it has (i) had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with and to ask questions of the management of the Company, (ii) had reasonable access to the books and records of the Company and its Subsidiaries, and (iii) conducted its own independent investigation of the Company and its Subsidiaries and their respective businesses, (y) except for the representations and warranties set forth in Article III, or in the Allocation Schedule, as updated at Closing, Company Indebtedness Statement, as updated at Closing, Securityholder Indebtedness Statement, Transaction Fees Statement or any certificate delivered by the Company prior to or at Closing in connection with this Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, nor any other person, has made or is making any other representation or warranty, express or implied, with respect to the Company or any of its Subsidiaries or any other matter, including with respect to any information provided or made available to Parent or Merger Sub during any diligence process, the negotiation of this Agreement or any other time, and (z) except for the representations and warranties set forth in Article III, or in the Allocation Schedule, as updated at Closing, Company Indebtedness Statement, as updated at Closing, Securityholder Indebtedness Statement, Transaction Fees Statement or any certificate delivered by the Company prior to or at Closing in connection with this Agreement, it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by the Company or any of its Subsidiaries or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives or any other person. Except as provided for in this Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, will have or be subject to any liability to the Parent or Merger Sub or any other person as a result of the delivery, dissemination or any other distribution to the Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or other Representatives, or the use by the Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or other Representatives of any information or other material provided or made available to the Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or other Representatives in anticipation or contemplation of this Agreement or the Merger.

ARTICLE V

MUTUAL COVENANTS

Section 5.1 Required Approvals.

(a) Subject to the terms of this Agreement, each of the Company and the Parent shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and shall cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) The parties hereto acknowledge that each of the Company and the Parent has filed with the United States Federal Trade Commission and the United States Department of Justice, the notification and report forms required for the transactions contemplated by this Agreement and any supplemental information required in connection with such notification and report form pursuant to the HSR Act.

(c) The Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Each of the parties hereto shall, subject to applicable Legal Requirements, permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Body in connection with the transactions contemplated hereby other than those communications that are subject to attorney-client privilege. Except as otherwise required by Legal Requirements, the parties hereto agree not to participate, or to permit their Subsidiaries or Representatives to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the transactions contemplated hereby unless such party consults with the other party in advance and, to the extent not prohibited by such Governmental Body, gives the other party the opportunity to attend and participate. Each of the parties hereto shall promptly furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing. Neither the Company nor the Parent shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Body not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto or otherwise set forth herein. Subject to the terms of this Agreement, the parties hereto shall use their respective commercially reasonable efforts and take all necessary action to obtain the termination or expiration of the initial thirty (30) day waiting period under the HSR Act.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall the Company or the Parent be required to directly or indirectly (a) comply with a Second Request for Additional Information and Documentary Material issued pursuant to the HSR Act; (b) participate in any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person commenced (or threatened to be commenced) which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith; or (c) propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, alter their businesses or commercial practices in any way or take any other action that, in the reasonable judgment of the Company or the Parent, could be expected to limit the right of the Company or the Parent or any of its Affiliates to own, operate or retain all or any portion of their respective businesses or assets or otherwise receive the full benefits of this Agreement.

Section 5.2 Further Assurances. The parties hereto shall cooperate with each other and execute and deliver, or cause to be executed and delivered, all such additional instruments, including instruments of conveyance, assignment and transfer and take all such other actions as may reasonably be requested from time to time in order to effectuate the provisions and purposes of this Agreement or to ensure that the parties hereto receive the full benefit of the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE COMPANY PRIOR TO CLOSING DATE

Section 6.1 Stockholder Approval.

(a) The Company shall, subject to the fiduciary duties of such Board of Directors as required by applicable Legal Requirements, through its Board of Directors, (i) recommend, to the holders of shares of Company Common Stock the approval of the adoption of this Agreement and the Merger and not withdraw or modify such recommendation and (ii) use its best efforts to obtain the written consent of holders of shares of Company Common Stock representing in excess of sixty-five (65%) of the issued and outstanding Company Common Stock (the “Required Stockholder Approval”) within seventy-two (72) hours after the execution and delivery of this Agreement by the parties hereto, which consent shall approve the adoption of this Agreement as contemplated by Section 251 of the DGCL. In the event that such consent is not unanimous, the Company shall deliver prompt and timely notice required by the DGCL relating to such written consent to any holder of Company Common stock who did not execute such written consent and is entitled to notice of the action taken thereby.

(b) The Company shall prepare, in consultation with the Parent, an information statement (the “Information Statement”) which (x) describes this Agreement, the Company Closing Documents and the transactions contemplated hereby and thereby, (y) notifies the holders of Company Common Stock and the holders of Options and Warrants of the unanimous approval of this Agreement, the Merger, the Company Closing Documents and the transactions contemplated hereby and thereby by the Board of Directors of the Company and (z) in accordance with Section 262 of the DGCL, provides copies of the applicable dissenter’s rights statutes and a description of the procedure to be followed to exercise rights of appraisal. The Company agrees that the Information Statement shall not contain any statement which, at such time, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The Company shall update, amend and supplement the Information Statement from time to time as may be necessary by applicable Legal Requirements or as may be necessary to correct or clarify any statement therein or omission therefrom. Prior to the Effective Time, the Company shall mail or cause to be mailed or deliver (i) the Information Statement, together with the applicable Securityholder Documentation and form of consent to approve this Agreement as contemplated by Section 251 of the DGCL to the holders of Company Common Stock, (ii) the Information Statement, applicable Securityholder Documentation and a notice of the right to exercise and description of each of the Exchange Program and cashless exercise program implemented in accordance with the terms of the Company Stock Plan to the holders of Options and (iii) the Information Statement and applicable Securityholder Documentation and a notice of the right to exercise to the holders of Warrants, at their respective addresses of record on the books of the Company. The Company shall not distribute the Information Statement without the approval of the Parent, which approval shall not be unreasonably withheld or delayed. Neither the Parent nor Merger Sub shall be responsible in any way for any content in the Information Statement except for information relating to the Parent or Merger Sub that has been supplied in writing by the Parent for inclusion therein.

Section 6.2 Access and Investigation. Between the date of this Agreement and the Closing Date, the Company shall, and shall cause its Subsidiaries and Representatives to, subject to the Company’s compliance with its contractual obligations with third parties and with HIPAA and other Legal Requirements (a) afford the Parent and its Representatives full and free access to the key personnel, properties, contracts, books and records, and other documents and data of the Company and its Subsidiaries, (b) furnish the Parent and its Representatives with copies of all such contracts, books and records, and other existing documents and data as the Parent may reasonably request, and (c) furnish the Parent and its Representatives with such additional financial, operating, and other data and information as the Parent may reasonably request.

Section 6.3 General Pre-Closing Covenants. (a) The Company covenants and agrees that, except as consented to in writing by the Parent, from and after the date of this Agreement and until the Closing, each of the Company and its Subsidiaries shall:

(i) maintain, preserve, and in no way further encumber its assets or properties, other than inventory sold or used, accounts receivable collected upon, supplies used, and obsolete equipment and material disposed of, in each case in the ordinary course of business consistent with past practice, after the date hereof, for which, in the case of inventory and supplies, replacements have been ordered or made consistent with its past practice, so that they will be available at Closing;

(ii) preserve its present business organization intact, and use its commercially reasonable efforts to keep available the services of its present employees and to preserve its present relationships with Persons having business dealings with it;

(iii) maintain its books and records in accordance with good business practices, on a basis consistent with past practice, but in all respects in accordance with GAAP as consistently applied by the Company;

(iv) bill and collect for products sold or services rendered and pay accounts payable in connection with its business, on a regular basis consistent with past practice;

(v) comply with all Legal Requirements, Orders, and other orders of every Governmental Body, applicable to it and to the conduct of its business and perform all its obligations (including obligations imposed under this Agreement) without default;

(vi) maintain and pay all premiums with respect to all policies of insurance relating to its business and its assets and properties as are presently held in its name and timely renew or extend all such policies; and

(vii) otherwise conduct its business and affairs in the ordinary course of business consistent with past practice.

(b) The Company covenants and agrees that, except as consented to in writing by the Parent, which consent shall not be unreasonably withheld, from and after the date of this Agreement and until the Closing, each of the Company and its Subsidiaries shall not:

(i) make any purchase, sale, or lease in respect of, or introduce any method of management or operation in respect of, its business or its assets and properties, except for purchases, sales or leases in the ordinary course of business consistent with past practice and as permitted pursuant to the terms hereof;

(ii) make any loans or advances, directly or indirectly, to any holders of securities of the Company or any Affiliate of such holders or to any employees of the Company or any of its Subsidiaries except for advances for business travel or other reasonable business expenses in the ordinary course of business consistent with past practice, and not make any loans or advances of any part of its assets, directly or indirectly, to any such Person except as permitted pursuant to the terms hereof;

(iii) incur, or agree to incur, any indebtedness for money borrowed, or issue any bond, debenture, note, or similar obligation;

(iv) mortgage, pledge, or subject to Lien any of its assets and properties;

(v) guarantee or otherwise take any affirmative action to become liable for any indebtedness or liability of any Person;

(vi) make any change adverse to it in the terms of any contract, license, lease, mortgage, or any other agreement to which it is a party;

(vii) waive, cancel, sell, or otherwise dispose of, for less than the face value thereof, any claim or right it has against others, except with respect to accounts receivable discounted in the ordinary course of business;

(viii) take any action described in Section 3.18 hereof;

(ix) amend, modify, supplement, or in any way change any plan or arrangement established for the benefit of its employees, except for annual renewals for plans or arrangements in existence as of the date hereof done in the ordinary course of business consistent with past practice, changes or modifications required under applicable Legal Requirements or as otherwise permitted pursuant to the terms hereof;

(x) make any change in the banking and/or brokerage arrangements identified in Section 3.30 of the Company Disclosure Schedule, except as otherwise permitted pursuant to the terms hereof;

(xi) take any action which would result in any breach of any of its representations, warranties or covenants contained herein;

(xii) make or change any election, change any annual tax or accounting period, adopt or change any tax or accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xiii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of any of its capital stock or other equity, or, directly or indirectly, purchase, redeem, or otherwise acquire or dispose of any share of its capital stock or other equity;

(xiv) except in the ordinary course of business consistent with past practice, pay or discharge any outstanding indebtedness other than Company Indebtedness;

(xv) (A) issue, grant, sell or encumber any shares of its capital stock other than the issuance of shares upon the exercise of Options or Warrants, (B) issue, grant, sell or encumber any security, option, phantom option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of its capital stock or other equity interests, (C) enter into any agreement, commitment or understanding calling for any transaction referred to in clause (A) or (B) of this sub-paragraph (xv), or (D) make any other changes in its equity capital structure; or

(xvi) make or propose any change in any of its Organizational Documents.

Section 6.4 Notification.

(a) Between the date hereof and the Closing, the Company shall give prompt notice in writing to the Parent of: (i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate from the date hereof to the Closing, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement or the additional Company Closing Documents, (iv) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or relating to or involving or otherwise affecting the Company or any of its Subsidiaries, or which relate to the consummation of the transactions contemplated by this Agreement or the additional Company Closing Documents, and (v) any failure of the Company, or any of its Subsidiaries, or any officer, director, employee or agent thereof to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under the other Company Closing Document.

(b) The Company shall and shall cause each of its Subsidiaries to, subject to the Company’s compliance with its contractual obligations with third parties and with HIPAA and other Legal Requirements, (i) confer on a regular and frequent basis with one or more designated representatives of the Parent to report operational matters and to report the general status of ongoing operations, and (ii) notify the Parent of any emergency or other change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same maybe contemplated) or adjudicatory proceedings involving any property of the Company, and shall keep the Parent fully informed of such events and permit the Representatives of the Parent access to all materials prepared in connection therewith.

(c) The giving of any such notice under this Section 6.4 shall in no way change or modify the representations and warranties of the Company, or the conditions to the obligations of the Parent and Merger Sub, contained herein or in the additional Company Closing Documents or otherwise affect the remedies available to the Parent and Merger Sub hereunder or under the additional Company Closing Documents.

Section 6.5 No Solicitation.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 10.1, the Company will not, and will not authorize its Representatives to, directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, initiate, knowingly facilitate, knowingly encourage, take any action intended or designed to facilitate the efforts of any Person (other than the Parent and Merger-Sub) or agree to any proposals or offers from, or execute or deliver any Contracts with, any Person relating to (A) any merger, business combination, reorganization, consolidation or similar transaction involving the Company or any of its Subsidiaries, (B) the acquisition of ownership of any equity interest in the Company or any of its Subsidiaries, whether by issuance by the Company or any of its Subsidiaries or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the stockholders of the Company or otherwise, (C) the license (other than non-exclusive licenses in the ordinary course of business consistent with past practice) or transfer (other than sales of the products and services by the Company and its Subsidiaries in the ordinary course of business consistent with past practice) of a material portion of the assets of the Company or any of its Subsidiaries; or (D) any transaction that would reasonably be expected to have a material adverse effect upon the Merger or on the Company’s ability to consummate the Merger (any of the transactions described in clauses (A) through (D), a “Third Party Acquisition”); or (ii) participate in any discussions or negotiations regarding response to any inquiry made, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, agree to, assist or participate in, solicit, knowingly facilitate or knowingly encourage, any effort or attempt by any Person to do, seek or enter, a Third Party Acquisition.

(b) If the Company or any of its Subsidiaries or any of their respective Representatives receives an unsolicited inquiry or offer, or is approached in any manner by a Person, relating to a Third Party Acquisition, the Company will (i) promptly notify Parent of the same and the details thereof (including the identity of the Person making the same), (ii) provide to Parent a copy of any written inquiry or offer and all correspondence related thereto, and (iii) keep Parent informed of the status thereof.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.5 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that the Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of the money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.5 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.5 by the Company.

Section 6.6 Efforts. Between the date of this Agreement and the Closing Date, the Company will use its commercially reasonable efforts to cause the conditions in Article VIII to be satisfied.

Section 6.7 Company Indebtedness. Prior to Closing, the Company shall obtain from each holder of Company Indebtedness (other than holders of promissory notes listed in Section 6.7 of the Company Disclosure Schedule) and deliver to the Parent before Closing, such pay-off statements or other reasonable evidence in order to confirm the payment by the Company or its Subsidiaries required at Closing to fully satisfy and discharge any and all Company Indebtedness, including but not limited to any and all liabilities and obligations consisting of term and revolver loans, construction and equipment loans and costs and amounts owed to Affiliates of the Company or its Subsidiaries. Not later than five (5) days prior to Closing, the Company shall prepare and deliver to the Parent and Merger Sub a statement of the Company Indebtedness (the “Company Indebtedness Statement”). If there are any changes between the date of the delivery of the Company Indebtedness Statement to the Parent and Merger Sub and the Closing Date, the Company shall deliver an updated Company Indebtedness Statement to the Parent and Merger Sub setting forth the changes and any details relating thereto. The Company shall afford the Parent the opportunity to receive and review any information and any calculation relating to the Company Indebtedness Statement and any update thereto.

Section 6.8 Securityholders Indebtedness.

(a) Not later than five (5) days prior to Closing, the Company shall prepare a statement (the “Securityholder Indebtedness Statement”) showing thereon any and all indebtedness (including, without limitation, interest thereon) of each and every Securityholder to the Company or any of its Subsidiaries calculated as and at Closing. If there are any changes between the date of the delivery of the Securityholder Indebtedness Statement to the Parent and Merger Sub and the Closing Date, the Company shall deliver an updated Securityholder Indebtedness Statement to the Parent and Merger Sub setting forth the changes and any details relating thereto. The Company shall afford the Parent and Merger Sub the opportunity to receive and review any information and any calculation relating to the Securityholder Indebtedness Statement. The Company agrees that the Securityholder Indebtedness Statement shall be true and correct at Closing.

(b) Except as expressly provided in this Agreement, the Company shall cause each stockholder, option holder and warrant holder of the Company or any of its Affiliates to pay to the Company all indebtedness owed to the Company or any of its Subsidiaries by such stockholder, option holder or warrant holder, in full prior to Closing.

Section 6.9 Company Stock Plan: Options and Other Securities. Prior to Closing, the Board of Directors of the Company or the administrator under the Company Stock Plan, as appropriate, shall have (i) approved, adopted and instituted an Exchange Program (as defined under the Company Stock Plan) providing for the cancellation and cash out of any Options granted under the Company Stock Plan outstanding at the Effective Time and not otherwise exercised prior to the Effective Time, whether vested or unvested, (ii) adopted, approved and implemented a cashless exercise program pursuant to the terms of the Company Stock Plan and (iii) validly terminated and canceled any Option that was not granted under the Company Stock Plan and not exercised prior to Closing. In addition to the foregoing, prior to the Effective Time, all other outstanding Options, Warrants and any other rights to purchase or convert into any capital stock of the Company or any of its Subsidiaries and Phantom Options, whether vested or unvested, shall have been validly canceled, exercised or converted.

Section 6.10 280G Consent. The Company shall use its commercially reasonable efforts to obtain shareholder approval of any payments or benefits that could be considered parachute payments for purposes of Section 280G of the Code such that, if such approval is obtained, such payments and benefits shall not be subject to Section 280G of the Code.

Section 6.11 Benefit Arrangements. (a) The Company shall terminate the Company’s 401(k) plan (the “Company 401(k) Plan”) prior to the Closing by duly adopted resolutions of the Board of Directors of the Company required to effect such termination. Prior to the Closing Date, the Board of Directors of the Company shall adopt a resolution whereby the Company amends the Company 401(k) Plan, and such plan’s loan policy, to provide that (i) distributions shall be made from the Company 401(k) Plan to all participants and beneficiaries with accounts in the Company 401(k) Plan as soon as possible following the Closing, with such distributions being made in accordance with the terms of the Company 401(k) Plan and applicable Legal Requirements and the tax requirements and qualifications of the Code, (ii) each employee of the Company or any of its Subsidiaries who will continue as an employee of the Company post-Closing (a “Continuing Employee”) having an account in the Company 401(k) Plan shall be permitted to elect a direct rollover of such employee’s entire account under the Company 401(k) Plan including any note evidencing a loan to such employee from such employee’s account in the Company 401(k) Plan, and (iii) any plan loan of a Continuing Employee who elects a direct rollover of his or her account to the Company 401(k) Plan shall not become due and payable in full immediately as a result of a distribution of such employee’s account under the Company 401(k) Plan. The Company shall continue to administer the loan policy under the Company 401(k) Plan in such a manner that a default of a Continuing Employee’s loan from such employee’s account under the Company 401(k) Plan shall not occur until the last day of the calendar quarter following the calendar quarter in which an employee fails to make a payment required under a note issued in connection with any outstanding plan loan.

(b) Effective as of the Closing Date, the Parent, or an Affiliate of the Parent, shall cause the ISO 401(k) Savings and Employee Stock Ownership Plan of ISO (the “ISO 401(k) Plan”) to accept qualified direct rollovers of accounts of the Continuing Employees under the Company 401(k) Plan, including any notes evidencing loans to Continuing Employees from their account balance in the Company 401(k) Plan and all qualified domestic relations orders, within the meaning of Section 414(p) of the Code; provided, however, that the obligation of the ISO 401(k) Plan to accept a direct rollover of account balances consisting of loans shall be limited as follows: (i) only loans to participants who elect to rollover their entire account balances are required to be accepted, and (ii) the ISO 401(k) Plan may impose such reasonable procedural requirements as the Parent deems reasonably necessary or appropriate to facilitate the rollovers (including requiring that such rollovers take place during a specified time period). To the extent permitted by applicable Legal Requirements and the tax qualification requirements under the Code, and further, subject to any applicable break in service or similar rule under the Code, the Parent, or an Affiliate of Parent, shall recognize each Continuing Employee’s service with the Company prior to the Closing Date, as service with the Parent, or an Affiliate of Parent, for purposes of determining eligibility in and vesting under the ISO 401(k) Plan. Notwithstanding the foregoing, no prior service shall be recognized to the extent that such recognition would result in a duplication of benefits, and in no event shall any Continuing Employee be eligible to participate in any feature of the ISO 401(k) Plan that may consist of an employee stock ownership plan.

(c) In addition, and without limiting the foregoing, from and after the Closing Date and for a period of one (1) year from the Closing Date, the Parent shall, or shall cause the Surviving Corporation or an Affiliate of the Parent to, provide to each Continuing Employee substantially similar health and welfare employee benefits as those provided to such Continuing Employees as of the date of this Agreement. Without limiting the generality of the foregoing, to the extent permissible by Legal Requirements and under the applicable health and welfare benefit plans, each Continuing Employee’s prior service with the Company will be recognized in connection with all employee benefit plans under which the Continuing Employees are eligible to participate, for purposes of eligibility, vesting and levels of benefits, except to the extent such service credit will result in the duplication of benefits. With respect to any group health plan maintained by the Company, the Parent or an Affiliate of the Parent for the benefit of Continuing Employees, the Parent will (i) to the extent permissible by Legal Requirements and under the applicable benefit plans, cause there to be waived any eligibility requirements or pre-existing condition limitations with respect to Continuing Employees and their dependents, as applicable, and (ii) to the extent permissible by Legal Requirements and under the applicable benefit plans, for the plan year that includes the Closing, give effect, in determining any deductible, co-payment, co-insurance and maximum out-of-pocket limitations amounts paid during the plan year that included the Closing by such Continuing Employees or their dependents, as applicable, with respect to similar Benefit Plans maintained by the Company.

(d) The Company and the Securityholders’ Representative acknowledge and agree that all provisions contained in this Agreement with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the Parent and the Company, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any current or former employee of the Company or any or its Subsidiaries, any participant in any Benefit Plan or any dependent or beneficiary thereof. No provision of this Agreement shall constitute an amendment to any Benefit Plan or any employee benefit or compensation plan, policy, agreement or arrangement of Parent or any of its Affiliates.

(e) Nothing contained herein shall be construed as: (i) requiring the Surviving Corporation or the Parent or any of their Affiliates to continue any particular Benefit Plan, any 409A Plan or other employee compensation or benefit plan or arrangements or prevent the amendment, modification or termination thereof whether before or after the Closing; (ii) creating any right to any compensation whatsoever on the part of any future, present or former employee of the Surviving Corporation or the Parent or any of their Affiliates; or (iii) constituting an amendment to any Benefit Plan, any 409A Plan or other employee benefit or compensation plan or arrangement.

Section 6.12 Landlord Estoppel Certificates. The Company shall use its reasonable commercial efforts to obtain, in form and substance reasonably acceptable to the Parent and Merger Sub, an estoppel certificate and consent executed by each of the landlords under each of the real property leases to which the Company or any of its Subsidiaries is a party.

Section 6.13 Review of Interim Financial Statements. The Company shall cause the Company’s consolidated Interim Financial Statement for the nine-month period ended December 31, 2011 to be reviewed by the Company’s accountants and shall deliver a copy of the completed reviewed Interim Financial Statement to the Parent prior to the Closing.

ARTICLE VII

COVENANTS OF THE PARENT AND MERGER SUB

PRIOR TO THE CLOSING DATE

Section 7.1 Efforts. Except as set forth in Article V above, between the date of this Agreement and the Closing Date, each of the Parent and Merger Sub shall use its commercially reasonable efforts to cause the conditions in Article IX to be satisfied.

Section 7.2 Indemnification of Officers and Directors.

(a) For six (6) years after the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification obligations under any agreements or charter documents in effect immediately prior to the Effective Time between the Company and any of its current or former directors and officers. Prior to Closing, the Company shall obtain tail insurance policies providing directors’ and officers’ liability insurance, in scope and coverage substantially the same as provided by the Company prior to Closing in order to cover the Company’s and its Subsidiaries’ directors and officers immediately prior to the Effective Time with respect to claims arising from facts or events that occurred on or before the Closing Date. Prior to the Closing, the Company shall prepay such tail insurance policies for such six (6)-year period and deliver evidence of such prepayment and insurance coverage to the Parent.

(b) The obligations and liability of Parent and the Surviving Corporation under this Section 7.2 shall be joint and several.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE PARENT’S

AND MERGER SUB’S OBLIGATION TO CLOSE

The obligation of the Parent and Merger Sub to consummate the transactions contemplated hereunder and to take the other actions required to be taken at the Closing are subject to the following conditions precedent, any or all of which may be waived by the Parent and Merger Sub in their sole discretion:

Section 8.1 Representations; Warranties; Covenants. The representations and warranties of the Company contained in Article III of this Agreement which are qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, in which case such representations and warranties shall be true and correct or true and correct, in all material respects, as the case may be, as of such date); and the Company shall have performed or complied in all material respects with all of its covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to Closing; and the Company shall have delivered to the Parent a certificate to that effect, dated the Closing Date, executed by its Chief Executive Officer or one of its vice presidents.

Section 8.2 Consents. All notices to, declarations, filings and registrations with, and consents, acknowledgements, approvals, permits and orders and waivers required pursuant to the terms of this Agreement and notices to third parties who are required to receive notice as set forth in Section 3.3 of the Company Disclosure Schedule. The Company shall have delivered to the Parent and Merger Sub a copy of each of the foregoing, which shall be in form and substance reasonably satisfactory to the Parent and Merger Sub.

Section 8.3 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened in writing against the Company, the Parent or Merger Sub, or against any Person affiliated with the Parent or Merger Sub, and at the Closing Date be continuing or be continuing to be threatened, any Proceeding: (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement; or (ii) that could reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 8.4 No Prohibition. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the transactions contemplated by this Agreement.

Section 8.5 Certified Resolutions. The Parent and Merger Sub shall have received a certificate of the Secretary of the Company, in form and substance reasonably satisfactory to the Parent and Merger Sub, with respect to all requisite corporate proceedings and authorizations with respect to this Agreement, the Merger and the other transactions contemplated hereby, the Company’s Organizational Documents, and the incumbency of the officers executing this Agreement or any certificate or document contemplated hereby.

Section 8.6 Opinion of Counsel to the Company. The Parent and Merger Sub shall have received an opinion of Morrison & Foerster LLP, counsel for the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Parent and its counsel, McCarter & English, LLP, to the effect set forth in Exhibit B attached hereto.

Section 8.7 Contemporaneous Agreements; Escrow Agreement. The Non-Competition Agreements shall remain in full force and effect and the Escrow Agreement shall have been executed and delivered by the Securityholders’ Representative and the Escrow Agent.

Section 8.8 No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or condition of any kind or character that has had or would reasonably be expected to have, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect.

Section 8.9 Pro Forma Working Capital Statement. The Parent and Merger Sub shall have received from the Company and accepted, which acceptance shall not be unreasonably withheld, the Pro Forma Working Capital Statement.

Section 8.10 Options and Other Securities. The Company shall have delivered to the Parent true and correct copies of (i) the Exchange Program adopted and implemented pursuant to the Company Stock Plan by the Board of Directors of the Company or administrator of the Company Stock Plan, as appropriate, providing for the cancellation and cash out of any Options granted under the Company Stock Plan not otherwise exercised prior to the Effective Time, (ii) the cashless exercise program, which may be part of an overall Exchange Program, adopted and implemented pursuant to the terms of the Company Stock Plan, and (iii) the termination and cancellation agreements with respect to, or other evidence of the termination and cancellation of, any Option that was not granted under the Company Stock Plan or any other Option, Warrant or other right to purchase or acquire or convert into any capital stock of the Company or any of its Subsidiaries and Phantom Options, whether vested or unvested, not exercised or converted prior to the Effective Time.

Section 8.11 Securityholder Documentation. The Parent and Merger Sub shall have received the duly completed and validly executed Securityholder Documentation from the holders of at least ninety percent (90%) of all the issued and outstanding shares of the Company Common Stock as of the Company’s stockholder record date for approving the Merger.

Section 8.12 Satisfaction of Indebtedness. The Parent and Merger Sub shall (i) have received from the Company and accepted, which acceptance shall not be unreasonably withheld, the Company Indebtedness Statement contemplated by Section 6.7, and (ii) have received such additional documentation (other than from the note holders listed in Section 6.7 of the Company Disclosure Schedule) reasonably requested by the Parent and Merger Sub to authorize the Parent and Merger Sub to cause the requisite payments to be made to the creditors of the Company and its Subsidiaries in order to cause the Company Indebtedness to be fully satisfied and discharged at Closing or evidence that such Company Indebtedness has been fully and completely satisfied and discharged by Closing.

Section 8.13 Securityholder Indebtedness Statement. The Parent and Merger Sub shall have received from the Company and accepted, which acceptance shall not be unreasonably withheld, the Securityholder Indebtedness Statement, updated if necessary, contemplated by Section 6.8 and all amounts listed thereon shall have been paid in full to the Company or its Subsidiaries, as applicable, or shall be paid at Closing as contemplated by Section 2.16.

Section 8.14 Transaction Fees Statement. The Parent and Merger Sub shall have received from the Company and accepted, which acceptance shall not be unreasonably withheld, a statement (the “Transaction Fees Statement”) setting forth the Transaction Fees and the payment information related thereto as of the Closing Date.

Section 8.15 Resignations; Releases. The Parent and Merger Sub shall have received duly signed resignations, effective immediately at the Closing of all directors and the officers of the Company and each Subsidiary thereof; and each officer and director of the Company and each Subsidiary thereof shall have released all claims of any kind each has or may have against the Company or any of its Subsidiaries mutually agreed to by the Parent and the Company on the date hereof.

Section 8.16 Allocation Schedule. The Parent and Merger Sub shall have received from the Company and accepted, which acceptance shall not be unreasonably withheld, the Allocation Schedule, updated as of the Closing, as contemplated by Section 2.15.

Section 8.17 Bank Accounts. The Company shall have prepared and made available for review by the Parent and Merger Sub, in form and substance reasonably acceptable to the Parent and Merger Sub, assignments of the power to sign on behalf of the Company and any of its Subsidiaries with respect to each bank account and brokerage account with funds in excess of $500 maintained on behalf of the Company or any of its Subsidiaries to be delivered by the Company to the Parent and the Merger Sub immediately after the Effective Time.

Section 8.18 Rights-of-First Refusal; Co-Sale and Voting Agreements. The Right-of-First Refusal, Co-Sale and Voting Agreement dated as of June 30, 2006 among the Company and the other parties thereto and the Right of First Refusal Agreement dated as of January 13, 2009 among the Company and the other parties thereto shall be terminated effective immediately prior to the Effective Time, either by agreement or by their terms, and the Company shall have delivered to the Parent reasonable evidence of such termination.

Section 8.19 FIRPTA Certification. The Company shall have delivered to the Parent and Merger Sub (i) a properly executed certificate stating that the shares of the Company’s capital stock do not constitute “United States real property interests” under Section 897(c) of the Code for purposes of satisfying the Parent’s potential withholding obligations under Treasury Regulations Section 1.1445-2(c)(3) and (ii) a form of notice to the IRS in accordance with the requirements of U.S. Treasury Regulations Section 1.897-2(h)(2), along with written authorization for the Parent to deliver such form of notice to the IRS on behalf of the Company.

Section 8.20 Company Stock Plan; Company 401(k) Plan. The Company shall have delivered to the Parent and Merger Sub, in form and substance reasonably acceptable to the Parent, (i) resolutions of the Board of Directors of the Company terminating the Company’s 401(k) Plan effective immediately prior to the Closing Date and (ii) evidence of termination of the Company Stock Plan effective as of the Effective Time.

Section 8.21 Interim Financial Statement. The Parent and Merger Sub shall have received a copy of the Interim Financial Statement reviewed by the Company’s auditors.

Section 8.22 Arma Partners LP. The Engagement Letter dated as of December 1, 2011 between the Company and Arma Partners shall have been amended in a form reasonably acceptable confirming that all Transaction Fees to Arma Partners shall be paid and satisfied at Closing and terminating such agreement as of the Closing.

Section 8.23 HSR Approval. Any waiting period (and any extension of such waiting period) applicable to the Merger under the HSR Act shall have expired or have been terminated.

Section 8.24 Stockholder Approval. The Required Stockholder Approval shall have been obtained.

Section 8.25 Additional Documents. The Parent and Merger Sub shall have received such additional certificates, instruments and other documents, in form and substance reasonably satisfactory to the Parent and Merger Sub, counsel for the Parent and Merger Sub, as they shall have reasonably requested in connection with the transactions contemplated hereby.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION

OF THE COMPANY TO CLOSE

The Company’s obligation to consummate the transactions contemplated hereby and to take the other actions required to be taken by the Company at the Closing are subject to the following conditions precedent, any or all of which may be waived by the Company, in its sole discretion:

Section 9.1 Representations; Warranties; Covenants. The representations and warranties of the Parent and Merger Sub contained in Article IV of this Agreement which are qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, in which case such representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, as of such date); and the Parent and Merger Sub shall have performed or complied in all material respects with all of their respective covenants and agreements required by this Agreement to be performed or complied with by them, at or prior to Closing; and each of the Parent and Merger Sub shall have delivered to the Company a certificate to that effect, dated the Closing Date, executed by its President or one of its vice presidents.

Section 9.2 No Prohibition. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the transactions contemplated by this Agreement.

Section 9.3 Certified Resolutions. The Company shall have received a certificate of the Secretary of each of the Parent and Merger Sub, in form and substance satisfactory to the Company, with respect to all requisite corporate proceedings and authorization with respect to this Agreement, the Merger and the other transaction contemplated hereby and the incumbency of the officers executing this Agreement or any certificate or document contemplated hereby.

Section 9.4 Opinion of Counsel to the Parent. The Company shall have received an opinion of McCarter & English, LLP, counsel to the Parent and Merger Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel, Morrison & Foerster LLP, to the effect set forth in Exhibit C attached hereto.

Section 9.5 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Parent and the Escrow Agent.

Section 9.6 HSR Approval. Any waiting period (and any extension of such waiting period) applicable to the Merger under the HSR Act shall have expired or have been terminated.

Section 9.7 Stockholder Approval. The Required Stockholder Approval shall have been obtained.

Section 9.8 Additional Documents. The Company shall have received such additional certificates, instruments and other documents, in form and substance reasonably satisfactory to the Company, counsel for the Company, and the Securityholders’ Representative, as they shall have reasonably requested in connection with the transactions contemplated hereby.

ARTICLE X

TERMINATION

Section 10.1 Termination Events. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether prior to or after the Required Stockholder Approval: (a) by the mutual consent of the Company and the Parent, (b) by the

Company or the Parent, if: (i) in the case of termination by the Company, either of the Parent or Merger Sub (or, in the case of termination by the Parent, the Company) shall have breached in any material respect any of its representations or warranties contained in this Agreement such that the conditions in Section 9.1 and 8.1, respectively, cannot be satisfied, or any such representation or warranty shall not be true or correct in all material respects at and as of the Closing Date with the same effect as if made at such time (with such exceptions as are set forth in Sections 8.1 and 9.1, respectively); (ii) in the case of termination by the Company, either the Parent or Merger Sub (or, in the case of termination by the Parent, the Company) shall have failed to comply in all material respects with any of its covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Closing such that the conditions in Section 9.1 and 8.1, respectively, cannot be satisfied; (iii) an injunction is entered, enforced or deemed applicable to this Agreement, which prohibits the consummation of the transactions contemplated hereby; (iv) any Governmental Body, the consent of which is a condition to the obligation of such party to consummate the transactions contemplated hereby, shall have determined to withhold, delay or not to grant its consent and such withholding, delay or failure to grant consent reasonably expected to extend past March 30, 2012; or (v) the Closing shall not have occurred on or prior to March 30, 2012, or (c) by the Parent, if the Required Stockholder Approval is not obtained within the period proscribed under Section 6.1.

Section 10.2 Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate, except that the obligations in Section 1.2, this Section 10.2 and Sections 14.2, 14.3, 14.4, 14.6, 14.7, 14.8, 14.9, 14.14 and 14.15 shall survive such termination; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by any other party, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XI

INDEMNIFICATION; REMEDIES

Section 11.1 Survival; Right to Indemnification Not Affected by Knowledge. Except in the case of fraud, all of the representations and warranties in this Agreement shall survive the Closing until and including March 30, 2013, with the exception of the representations and warranties set forth in Section 3.13 (Tax Matters) which shall survive until and including December 31, 2014, and at the end of such date shall terminate and expire, and thereafter shall not have any force or effect, and all covenants and obligations in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations, and thereafter shall not have any force or effect. Except in the case of fraud, no action or proceeding may be brought by the Parent with respect to any of the representations, warranties, covenants or obligations hereunder unless written notice thereof, setting forth in reasonable detail the claimed breach, shall have been properly delivered to the Securityholders’ Representative prior to expiration of the applicable survival periods provided in this Section 11.1. The right to indemnification based on such representations, warranties, covenants, and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 11.2 Indemnification and Payment of Damages. Subject to the terms set forth in this Article XI, including without limitation, Sections 11.3 and 11.4(b), and solely to the extent set forth in this Article XI, from and after the Effective Time, the Securityholders (other than holders of Appraisal Rights) shall severally and not jointly indemnify and hold harmless the Parent, Merger Sub, and their respective Representatives, stockholders, controlling persons and Affiliates (collectively, the “Parent Indemnified Persons”) for any loss, liability, claim, damage, demand, obligation, Tax, fee, charge, penalty, cost or expense (including reasonable costs of preparation, filing, investigation and defense, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), whether or not involving a third party claim (collectively, “Damages”), arising, directly or indirectly, from, relating to or in any way sustained or incurred by reason of:

(a) any breach of any representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule, any of the Statements or other secretaries’ or officers’ certificates delivered by the Company pursuant to this Agreement (and for purposes of determining the amounts of any Damages, but not for determining whether a breach of a representation or warranty has occurred, without reference to any qualifications herein or therein by materiality or words of similar import);

(b) any breach by the Company of any covenant or obligation of the Company in this Agreement;

(c) any violation by the Company, any of its Subsidiaries or any of their respective Representatives of HIPAA or HITECH or any regulations promulgated under the Administrative Simplification provisions of HIPAA occurring prior to the Closing;

(d) any demand for appraisal rights that is properly perfected by one or more Company Stockholders in accordance with Section 262 of the DGCL (for the avoidance of doubt, the amount of any such Damages shall equal the costs of defending such appraisal proceeding and the product determined by multiplying the number of Appraisal Shares by the amount by which the consideration determined to be due with respect to such Appraisal Shares exceeds the portion of the Merger Consideration that otherwise would have been payable to such Company Stockholder with respect to such Appraisal Shares);

(e) any liability by the Company for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by any such Person with the Company or any of its Subsidiaries (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby, any Interim Auditing Fees and any other Transaction Fees not otherwise included in the Transaction Fees Statement and paid at or prior to Closing;

(f) except to the extent already specifically taken into account in determining the Closing Working Capital, (A) all Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries relating to or arising from any and all Taxable periods ending on or before the Closing Date or the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (such Taxes being “Pre-Closing Taxes” and such Taxable periods or portions thereof being “Pre-Closing Tax Periods,” respectively), (B) all Pre-Closing Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member that are attributable to a Pre-Closing Tax Period, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Legal Requirements, (C) any and all Pre-Closing Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring during a Pre-Closing Tax Period, (D) all Tax liabilities of the Company or any of its Subsidiaries that are attributable to the Company’s or any of its Subsidiaries’ employment-related classification for purposes of federal and state wage withholding and FICA, FUTA and Medicare for Persons who performed services for the Company, any of its Subsidiaries or any of their respective Affiliates and (E) all Transfer Taxes imposed by Legal Requirements upon the Company or any of the Securityholders in connection with the transfer, conversion or cancellation of capital stock;

(g) any and all litigation or other claims against the Company or any of its Subsidiaries arising from or related to circumstances or events prior to Closing;

(h) any fraud with respect to this Agreement, the Company Disclosure Schedule, any of the Statements or any of the secretaries’ or officers’ certificates delivered pursuant to this Agreement on the part of the Company;

(i) any and all infringement claims made by third parties which relate to any Intellectual Property of the Company or any of its Subsidiaries;

(j) except as otherwise specifically reflected and accounted for in the Closing Working Capital, the existence of any liability or obligation in any way arising from or relating to (A) any contribution owed by the Company or any of its Subsidiaries to any Benefit Plans (B) any withdrawal by the Company or any of its Subsidiaries, from any multiemployer plan, (C) any accrued pension benefits for service with the Company or any of its Subsidiaries, (D) any other liability or obligation arising under or in connection with any Benefit Plans maintained by the Company or any of its Subsidiaries, or in which any employees of the Company or any of its Subsidiaries, participate or under which the Company, has any obligation, or (E) any and all severance payments arising from any obligations undertaken by the Company or any of its Subsidiaries, to their respective employees;

(k) any liability of the Company or any of its Subsidiaries for any Company Indebtedness existing prior to or at Closing not otherwise included in the Company Indebtedness Statement and paid at or prior to Closing;

(l) any demand, claim, suit, action, cause of action, proceeding or assessment brought by any current or former holder (or any Person claiming to be a current or former holder) of any shares of capital stock of the Company or any of its Subsidiaries or warrants or options to purchase any of the foregoing or any Phantom Options in connection with this Agreement or the transactions contemplated hereby and any amount paid to any director of officer of the Company or any of its Subsidiaries pursuant to any rights to indemnification held thereby; and

(m) any inaccuracy in the Allocation Schedule as delivered at or immediately prior to Closing.

Section 11.3 Time Limitations. Except with respect to Damages resulting or arising from or based upon (i) fraud, (ii) any breach of the representations or warranties set forth in Section 3.13 (Tax Matters) or (iii) any matter set forth in Section 11.2(f), the Parent Indemnified Persons shall not be entitled to indemnification or to be held harmless under Section 11.2 unless on or before March 30, 2013 the Parent notifies the Securityholders’ Representative in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Parent Indemnified Parties. A claim for Damages resulting or arising from or based upon fraud may be made at any time during the applicable statute of limitations as the same may be extended or waived and a claim for Damages resulting or arising from or in connection with or based upon a breach of the representations and warranties set forth in Section 3.13 or any matter set forth in Section 11.2(f) may be made at any time before or on December 31, 2014, other than any such representations or warranties fraudulently made (which shall not be subject to the foregoing limitation survival).

Section 11.4 Limitations on Amount.

(a) Except with respect to claims resulting or arising from or based upon fraud, the Parent Indemnified Persons shall not have any right to indemnification or to be held harmless under Section 11.2(a) for the breach of any of the Company’s representations and warranties, except for breaches of any of the representations or warranties in Sections 3.1 (Organization and Good Standing), 3.2 (Authority), 3.3 (No Conflict), 3.4 (Capitalization), 3.5 (Subsidiaries), 3.13 (Tax Matters), 3.15 (Employee Benefits), 3.17 (Legal Proceedings; Orders), 3.24 (Intellectual Property), 3.25 (Certain Payments) or 3.32 (HIPAA/HITECH Compliance) (collectively, the “Fundamental Representations”), until the aggregate of all Damages exceeds $250,000 (the “Deductible Amount”), in which event the Securityholders shall be responsible for and the Parent Indemnified Persons shall be indemnified for all Damages in excess of such amount. Any claim for indemnification for the breach by the Company of any of the Fundamental Representations or any claim for indemnification based upon any of Sections 11.2(b) through and including 11.2(m) and any of the matters set forth therein may be made regardless of whether the amount of Damages exceeds or is less than the Deductible Amount and the Securityholders shall be obligated to indemnify and hold harmless the Parent Indemnified Persons for, the entire amount of such Damages up to the aggregate limit set forth in this Section 11.4. A claim for Damages resulting or arising or based upon fraud may be made regardless of whether the amount of Damages exceeds or is less than the Deductible Amount and Securityholders shall be obligated to indemnify and hold harmless the Parent Indemnified Person for the entire amount of such Damages.

(b) Except with respect to claims resulting or arising from or based upon fraud, the Parent Indemnified Persons shall not have any right to indemnification or to be held harmless under this Agreement except from amounts available in the Escrow Fund.

(c) The amount of any Damages for which indemnification or other payment is provided under this Article XI shall be net of any amounts actually recovered by the Parent Indemnified Persons under insurance policies with respect to such Damages arising from the incurrence or payment of any such Damages. Any indemnity or hold harmless payment hereunder shall be treated as an adjustment to the Purchase Price for Tax purposes unless there is no reasonable basis for doing so under the relevant Tax law.

(d) Notwithstanding anything in this Agreement to the contrary, to the extent that any party shall have any obligation to indemnify or hold harmless any other Person under this Agreement, such obligation shall not include any obligation to indemnify for any consequential, special or punitive damages whatsoever, even if advised of the possibility of such damages other than consequential, special or punitive damages awarded to an unrelated third-party.

(e) The Parent Indemnified Persons shall make commercially reasonably efforts to mitigate or resolve any claim or liability for which indemnification may be sought pursuant to the terms of this Agreement.

(f) In no event shall any Parent Indemnified Person be entitled to a duplicate indemnification, payment, reimbursement, adjustment or other remedy or recovery from the Securityholders in respect of any Damages.

Section 11.5 Procedure For Indemnification.

(a) A Parent Indemnified Person shall promptly notify the Securityholders’ Representative of any claim, demand, action or proceeding for which indemnification or being held harmless may be sought under Section 11.2, and, if such claim, demand, action or proceeding by or on behalf of any Person other than a party to this Agreement or its successors or assigns would result in Damages (a “Third Party Claim”). Any omission so to notify the Securityholders’ Representative as aforesaid shall not relieve any party from any liability they may have to any Parent Indemnified Person to the extent that such party is not prejudiced as a result of such failure.

(b) If the Parent gives notice to the Securityholders’ Representative of the commencement of such Third Party Claim, the Securityholders’ Representative shall have the right, at its sole expense to participate in the defense of such Third Party Claim. Notwithstanding the foregoing, the Parent Indemnified Persons shall have the right in all respects to control the defense with respect to such Third Party Claim; provided, however, except as set forth below, the Securityholders’ Representative, at its sole cost and expense, may assume and manage the defense of such Third Party Claim, with counsel reasonably acceptable to the Parent, if such Third Party Claim seeks only monetary damages and the potential aggregate Damages arising from such Third Party Claim, when taken together with all other outstanding claims for indemnification by the Parent Indemnified Persons, would not reasonably be expected to exceed the amount of Escrow Fund then held in the Escrow Fund (“Permissible Third Party Claim”).

Without limiting the generality of the foregoing, in no event shall the Securityholders’ Representative have the right to assume or manage the defense of any Third Party Claim (i) or matter that involves or is related to Taxes, (ii) to which the Securityholders’ Representative or any Securityholder is also a party to such Third Party Claim and the Parent determines in good faith that joint representation would be inappropriate, (iii) if the potential aggregate Damages arising from such Third Party Claim, when taken together with all other outstanding claims for indemnification by the Parent Indemnified Persons, could reasonably be expected to exceed the amount of Escrow Fund then held by the Escrow Agent, (iv) if the Third Party Claim seeks relief other than monetary damages, (v) if the subject matter of the Third Party Claim relates to the ongoing business of the Surviving Corporation, any of its Subsidiaries, or any of the Parent Indemnified Persons and, if decided against the Surviving Corporation, any of its Subsidiaries or any of the Parent Indemnified Persons, would adversely affect the ongoing business or reputation of the Surviving Corporation, any of its Subsidiaries or any of the Parent Indemnified Persons, or (vi) if the Securityholders’ Representative does not or is not diligently defending against such Third Party Claim. If the Securityholders’ Representative assumes the defense of a Permissible Third Party Claim (i) it will be conclusively established for purposes of this Agreement that the claims made in such Permissible Third Party Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Securityholders’ Representative without the Parent’s consent, which consent shall not be unreasonably withheld or delayed; and (iii) the Parent Indemnified Persons will have no liability with respect to any compromise or settlement of such claims effected without its consent, such consent not to be unreasonably withheld or delayed. If notice is given to the Securityholders’ Representative of the commencement of any Permissible Third Party Claim and the Securityholders’ Representative does not, within twenty (20) days (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting the claim) after the Parent Indemnified Person’s notice is given, give notice to the Parent of its election to assume the defense of such Third Party Claim, the Securityholders and the Securityholders’ Representative will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Parent Indemnified Persons. In the event that the Securityholders’ Representative assumes and manages any Permissible Third Party Claim, the Parent Indemnified Persons shall have the right to participate in the defense thereof at its sole cost and expense, using counsel reasonably satisfactory to it and, if the Securityholders’ Representative does not diligently conduct the defense of such Third Party Claim, the Parent Indemnified Persons shall, upon written notice to the Securityholders’ Representative, have the right to assume control thereof.

(c) A claim for indemnification or to be held harmless shall specify the amount, or good faith estimate thereof, and nature of such claimed Damages and include the request of the Parent Indemnified Persons for indemnification of such amount. Upon receipt by the Securityholders’ Representative of such written notice, the Securityholders’ Representative shall have twenty (20) days (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting the claim) to review such notice and state whether he has any objections to the matters stated therein. If the Securityholders’ Representative has not objected in writing to any claim or claims made in such notice within twenty (20) days (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting the claim) of receipt of such notice, the amount of such Damages shall thereupon become payable to such Parent Indemnified Persons from the Escrow Fund.

(d) In connection with any such Third Party Claim, the Securityholders’ Representative and the Parent Indemnified Persons shall, and shall cause their respective Affiliates to, cooperate with each other and provide each other with reasonable access to relevant books and records in their possession.

Section 11.6 Subrogation. To the extent that any Parent Indemnified Person has been indemnified and held harmless by the Securityholders pursuant to this Article XI, the Securityholders’ Representative shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Parent or any other Parent Indemnified Person may have against any other third person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related. Such Parent Indemnified Persons shall cooperate with the Securityholders’ Representative in a reasonable manner, and at the cost of the Securityholders’ Representative, in presenting any subrogated right, defense or claim.

Section 11.7 Sole and Exclusive Remedy; Management of Claims. Except with respect to claims resulting or arising from or based upon fraud, a request for injunctive relief or specific performance or in connection with a dispute under Section 12.2(b) (which shall be governed by Section 12.2(b)), from and after the Closing the sole and exclusive remedy of the Parent and all other Parent Indemnified Persons with respect to any and all claims under or relating to this Agreement, including without limitation under the Company Disclosure Schedule and any Statements or secretaries’ or officers’ certificates (other than the Non-Competition Agreements), delivered by the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby or thereby (other than the enforcement of a Securityholder Release), shall be to be indemnified or held harmless pursuant to the provisions set forth in Section 11.2 solely from amounts then available in the Escrow Fund. In furtherance of the foregoing, each of the Parent and Merger Sub hereby waives, and agrees to cause its Affiliates and all other Parent Indemnified Persons to waive, any and all rights, claims and causes of action, except for claims or causes of action for fraud, injunctive relief or specific performance, they may have against any other party hereto or any Affiliate thereof arising under or based upon any statutory or common law or otherwise (except pursuant to the indemnification and hold harmless provisions set forth in this Article XI) to the extent relating to this Agreement, including without limitation under the Company Disclosure Schedule or any Statements delivered by the Company pursuant to this Agreement or the transactions contemplated hereby or thereby (other than the Non-Competition Agreements and Securityholder Releases). All claims for indemnity or to be held harmless made by any Parent Indemnified Person shall be raised and managed solely by and through the Parent.

ARTICLE XII

WORKING CAPITAL STATEMENTS

Section 12.1 Pro Forma Working Capital Statement.

(a) No later than four (4) business days prior to Closing, the Company shall prepare, based upon its good faith estimates and assumptions and in accordance with GAAP consistently applied and using the same practices, principles and methodologies used in preparing the Audited Financial Statements, a statement setting forth the calculation of the estimated amount (“Estimated Working Capital”) at Closing for the Company and its Subsidiaries obtained by subtracting: (i) the amount of the current liabilities of the Company and its Subsidiaries, including, without limitation, the employer portion of all employment Taxes resulting from or relating to the payment of any compensation arising from or related to any periods prior to Closing including, without limitation, any bonus or any payments in respect of any Options, Phantom Options or restricted stock, from (ii) the amount of the current assets of the Company and its Subsidiaries, excluding any income Tax assets of the Company or any of its Subsidiaries; it being acknowledged that, notwithstanding anything contained herein to the contrary, none of the following items shall be included in the calculation of the Estimated Working Capital: (A) any amount outstanding from the Company to any Affiliate of the Company, or from any Affiliate of the Company to the Company; (B) Company Indebtedness; (C) Transaction Fees; or (D) the Aggregate Phantom Option Payment, all of which items in clauses (A), (B), (C) and (D) shall be paid and discharged prior to or at Closing; (E) the Company’s unpaid estimated tax payment otherwise due March 15, 2012 or (F) any FIN 48 current reserves. The foregoing statement shall, consistent with this Agreement, be reasonably acceptable to the Parent and is referred to herein as the “Pro Forma Working Capital Statement”.

(b) If Estimated Working Capital is greater than the Baseline Working Capital, the amount by which Estimated Working Capital exceeds Baseline Working Capital shall be referred to herein as the “Estimated Working Capital Surplus”. If Estimated Working Capital is less than Baseline Working Capital, the amount by which the Baseline Working Capital exceeds Estimated Working Capital shall be referred to herein as the “Estimated Working Capital Deficiency”. The amount of the Estimated Working Capital Surplus, if any, or Estimated Working Capital Deficiency, if any, shall be used to calculate the Aggregate Merger Consideration Closing Payment, Common Stock Closing Payment, Option Closing Payment and Warrant Closing Payment. The Company shall afford the Parent the opportunity to receive and review any information and any calculation relating to the preparation of the Pro Forma Working Capital Statement.

Section 12.2 Closing Working Capital Statement.

(a) Within thirty (30) days following the Closing Date, the Parent shall prepare, in accordance with GAAP consistently applied and using the same practices, principles and methodologies used in preparing the Audited Financial Statements, and shall deliver to the Securityholders’ Representative, a statement setting forth the calculation of the amount (“Closing Working Capital”) at Closing obtained by subtracting: (i) the amount of the current liabilities of the Company and its Subsidiaries, including, without limitation, the employer portion of all employment Taxes resulting from or related to the payment of any ordinary payroll compensation arising from or related to any periods prior to Closing, including, without limitation, any bonus or any payments in respect of any Options, Phantom Options or restricted stock, from (ii) the amount of the current assets of the Company and its Subsidiaries, excluding any income Tax assets of the Company or any of its Subsidiaries; it being acknowledged that, notwithstanding anything contained herein to the contrary, none of the following items shall be included in calculating the Closing Working Capital: (A) any amount outstanding from the Company to any Affiliate of the Company, or from any Affiliate of the Company to the Company; (B) Company Indebtedness; (C) Transaction Fees; or (D) the Aggregate Phantom Option Payment, all of which items in clauses (A), (B), (C) and (D) shall be paid and discharged prior to or at Closing; (E) the Company’s unpaid estimated tax payment otherwise due March 15, 2012 or (F) any FIN 48 current reserves.

(b) Within thirty (30) days after its receipt of such statement, the Securityholders’ Representative shall examine such statement, and any determinations, computations, and decisions made in the preparation thereof. In the event the Securityholders’ Representative shall disagree with any of the determinations, computations or decisions relating to the preparation of such statement, the Securityholders’ Representative shall, within thirty (30) days after its receipt of such statement, serve notice of such disputed item or items upon the Parent, and the Securityholders’ Representative and the Parent shall thereupon endeavor to reach agreement with respect thereto. Any failure by the Securityholders’ Representative to deliver such notice within such period with respect to such statement shall be deemed conclusive acceptance by the Securityholders’ Representative and the Company Stockholders of such statement. If such agreement with respect to any item identified in a notice as aforesaid shall not be reached within fifteen (15) days of the date of such notice of disagreement, such disputed item or items shall be submitted for determination to a firm of independent public accountants reasonably acceptable to both the Securityholders’ Representative and the Parent (which shall not be the Accountant or any accounting firm retained on a regular basis by the Parent, or any Affiliate of the Parent, or the Securityholders’ Representative, or any Affiliate of the Securityholders’ Representative), the cost of which shall be borne equally by the Securityholder’s Representative and the Parent. The determination of such independent public accountants shall be made within forty-five (45) days of its selection and shall be final, binding and conclusive on the parties hereto. The foregoing statement, completed as aforesaid, is referred to herein as the “Closing Working Capital Statement”. If Closing Working Capital is greater than Estimated Working Capital, the amount by which Closing Working Capital exceeds Estimated Working Capital shall be referred to herein as the “Working Capital Surplus”. If Closing Working Capital is less than the Estimated Working Capital, the amount by which Estimated Working Capital exceeds Closing Working Capital shall be referred to herein as the “Working Capital Deficiency”.

Section 12.3 Merger Consideration Adjustments.

(a) Within ten (10) days after the determination under Section 12.2 of all disputed items contained in the Closing Working Capital Statement and the calculation of the Working Capital Deficiency (if any) or Working Capital Surplus (if any) or within thirty (30) days after the Closing Date, whichever is later, the parties shall recalculate the Merger Consideration as shall be required to adjust any closing payments made pursuant to Sections 2.7, 2.8 and 2.9 for any Working Capital Surplus or any Working Capital Deficiency, as the case may be (the “Working Capital Adjustment”), so that

(i) in the case of any Working Capital Surplus, the amount of the Working Capital Surplus shall be paid by the Parent to the Company Stockholders (who have not exercised appraisal rights), the Company Optionholders and Company Warrantholders, who have delivered to the Parent their duly completed and validly executed Securityholder Documentation, in accordance with their respective Pro Rata Shares and the terms of Section 12.3(b) and any amount of any Working Capital Surplus which would have been paid to a Company Stockholder if such had not exercised appraisal rights shall be retained by the Parent, and

(ii) in the case of any Working Capital Deficiency, the amount of such Working Capital Deficiency shall be paid to the Parent from the Escrow Fund in accordance with terms of Section 12.3(b).

(b) Except as set forth below, any amount due to the Securityholders under this Section 12.3 as a result of a Working Capital Surplus shall be paid within ten (10) days of such recalculation by the Parent to the Company Stockholders who have not exercised appraisal rights, Company Optionholders and Company Warrantholders and who have delivered to the Parent their duly completed and validly executed Securityholder Documentation, at the Parent’s election, by check or wire transfer of immediately available funds, to the accounts designated in writing by such Securityholders. With respect to any payments due pursuant to this Section 12.3 to any Company Optionholder or to any Company Stockholder in exchange for shares of Company Common Stock that were issued as a result of the exercise of an Option in connection with this Agreement, the Parent shall cause the amount payable to such Company Optionholders and such Company Stockholders (including the amount of Taxes to be withheld in connection with such payment) to be deposited with the Company’s payroll processor to be subsequently distributed by such payroll processor to such Company Optionholders and Company Stockholders. If any amount is due to the Parent under this Section 12.3 as a result of a Working Capital Deficiency, such amount shall be paid to the Parent from the Escrow Amount. The Securityholders’ Representative agrees that he shall not deliver any objection notice with respect to a claim made by the Parent under the Escrow Agreement for any amount due to the Parent under this Section 12.3.

ARTICLE XIII

CERTAIN POST-CLOSING MATTERS

Section 13.1 Taxes.

(a) The indemnification obligations of the Securityholders with respect to Taxes are provided in Article XI of this Agreement.

(b) In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, capital or revenues of the Company or any of its Subsidiaries for the Pre-Closing Tax Period (as defined in Section 11.2(f)) shall be determined and allocated based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, (i) deductions in employment and payroll related Taxes, including the withholding of all income Taxes, FICA and FUTA, and (ii) the Taxable period of any partnership or other pass-through entity in which the Company or any of its stockholders holds a beneficial interest shall be deemed to terminate at such time) and the amount of any other Taxes of the Company, its Subsidiaries and any of its stockholders for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) (i) The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that will be filed after the Closing Date, including, without limitation, the filing or amendment of any Tax Returns that relate to a Pre-Closing Tax Period. With respect to any and all Tax Returns that relate to any Pre-Closing Tax Period and for which Parent may seek indemnification for Taxes pursuant to Article XI, the Parent shall provide a draft copy of such Tax Returns to the Securityholders’ Representative at least fifteen (15) days prior to the Parent’s chosen filing date for such Tax Returns and the Parent shall consider any and all reasonable comments provided by Securityholders’ Representative with respect to such Tax Returns, provided that such comments are delivered in writing by the Securityholders’ Representative to the Parent no less than five (5) days prior to the Parent’s chosen filing date for such Tax Returns; provided, further, that the Parent shall fully control the preparation and filing of all such Tax Returns and, notwithstanding the Parent’s consideration of the Securityholders’ Representatives’ comments, the Parent shall have no obligation to accept or incorporate into any such Tax Returns any of the Securityholders’ Representative’s comments.

(i) The parties hereto shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to Section 13.1(c) (including signing any such Tax Returns) above and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) The Company and the Securityholders’ Representative, on behalf of the Securityholders, agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Parent or the Securityholders’ Representative, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements with any Taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, the Company or the Securityholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records.

(iii) The Securityholders’ Representative, on behalf of the Securityholders. and the Parent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iv) The Securityholders’ Representative, on behalf of the Securityholders, and the Parent further agree, upon request, to provide any other party hereto with all information that any party may be required to report pursuant to Code Sections 6043 or 6043A and all Treasury Regulations promulgated thereunder.

(d) All Tax sharing agreements or similar agreements with respect to or involving the Company and any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(e) All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), other than Transfer Taxes arising or resulting from or in connection with the transfer, conversion or cancellation of capital stock of the Company, shall be paid by Parent on behalf of itself or any of its Affiliates or paid by Parent on behalf of the Company or any of its Subsidiaries when due, and Parent shall, at its own expense, file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges, and, if required by applicable Legal Requirements, the Securityholders’ Representative shall join in the execution of any such Tax Returns and other documentation. Any Transfer Taxes arising or resulting from or in connection with the transfer, conversion or cancellation of capital stock of the Company shall be paid by the Securityholders when due.

(f) Any and all indemnification payments made pursuant to Article XI shall constitute an adjustment of the Merger Consideration for Tax purposes and shall be treated as such by Merger Sub, Parent, the Company and the Company Stockholders, Company Optionholders and Company Warrantholders on their Tax Returns to the extent permitted by law.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Appointment of the Securityholders’ Representative as Attorney-In-Fact.

(a) Upon the approval of this Agreement by the Company Stockholders in accordance with the DGCL and the Organizational Documents of the Company and the execution of this Agreement by the Company and the Securityholders’ Representative, each Company Stockholder, Company Optionholder and Company Warrantholder, without any further act of such Company Stockholder, Company Optionholder and Company Warrantholder, hereby consents to and appoints the Securityholders’ Representative, including any replacement of such Securityholders’ Representative, as such Company Stockholder, Company Optionholder and Company Warrantholder’s agent and attorney-in-fact, with full power and authority in the name of and for and on behalf of such holders, to serve as the Securityholders’ Representative under this Agreement and the Escrow Agreement and to exercise the power and authority granted to or required by the Securityholders’ Representative hereunder and thereunder (including the execution and delivery of the Escrow Agreement on behalf of each such Securityholder).

(b) The Securityholders’ Representative is hereby granted the power and authority by each Securityholder to negotiate and enter into amendments to this Agreement and the Escrow Agreement for himself, herself or itself and on behalf of such holders, act on the behalf of such Securityholder in any dispute, litigation or arbitration involving this Agreement, the Escrow Agreement or any document delivered to the Securityholders’ Representative in such capacity pursuant hereto or thereto and to do or refrain from doing all such further acts and things, and execute all such documents as the Securityholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, to object to indemnification claims under Article XI, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Parent Indemnified Persons against any Securityholder or by any such Securityholder against any Parent Indemnified Persons or any dispute between any Parent Indemnified Persons and any such Securityholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. A decision, act, consent or instruction of the Securityholders’ Representative shall constitute a decision of all of the Securityholders and shall be final, binding and conclusive on each Securityholder, and the Escrow Agent, the Parent and each of their respective Representatives. All decisions, acts, consents or instructions of the Securityholders’ Representative may be relied upon by any third party as being the decision, act, consent or instruction of every Securityholder and shall be conclusive and binding upon each Securityholder.

(c) In the event of the death, physical or mental incapacity, or resignation of the Securityholders’ Representative or any successor Securityholders’ Representative, the

Securityholders holding a majority of the outstanding shares of Company Stock (calculated on a fully-diluted and as converted basis) immediately prior to the Effective Time (including the personal representative of any deceased or disabled Securityholder in the event of the death or disability of such holder) shall promptly appoint a substitute Securityholders’ Representative and shall notify the Parent and the Escrow Agent of such action.

(d) As between the Securityholders’ Representative and the Securityholders, the Securityholders’ Representative shall not be liable for, and shall be indemnified by the Securityholders against any good faith error of judgment on his part or for any other act done or omitted by him in good faith in connection with his duties as the Securityholders’ Representative, except for fraud and willful misconduct. All expenses incurred by the Securityholders’ Representative in performing his duties hereunder (including legal fees and expenses of counsel thereto), and any indemnification to be provided to the Securityholders’ Representative (“Securityholders’ Representative Expenses”), shall be jointly and severally borne by the Securityholders; provided, however, that the Securityholders’ Representative shall have the right to, and shall to the extent available, use up to One Hundred Fifty Thousand Dollars ($150,000) of the Escrow Amount as such expenses are incurred for reasonably and appropriately documented Securityholders’ Representative Expenses and for reserves thereof.

(e) The authority conferred under this Section 14.1 is an agency coupled with an interest and, to the extent permitted by applicable Legal Requirements, all authority conferred hereby is irrevocable and not subject to termination by the undersigned or by operation of law, whether by the death or incapacity of any of the Securityholders, the termination of any trust or estate, or the occurrence of any other event. If any Securityholder should die or become incapacitated, if any trust or estate of any of the above should be terminated, or if any other event shall occur, any action taken by the Securityholders’ Representative pursuant to this Section 14.1 shall be valid as if such death or incapacity, termination, or other event had not occurred, regardless of whether or not the Securityholders’ Representative or the Parent shall have received notice of such death, incapacity, termination, or other event.

Section 14.2 Expenses. Each of the parties hereto shall bear and pay such party’s own costs and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 14.3 Public Announcements. Except as set forth in this Section 14.3, public announcement or any publicity with respect to this Agreement or the transactions contemplated hereby shall not be issued without the prior written consent of the Parent, except as such release or announcement may be required by Legal Requirements, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. Unless consented to by the Parent in advance, or otherwise required by Legal Requirements, until publicly disclosed by the Parent pursuant to Legal Requirements, the Company shall and shall cause the Securityholders and their respective Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person, except to their respective Representatives. The Company and the Parent will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated hereby. Between the date of this Agreement and the Closing, the Parent agrees that it will consult with the Company prior to contacting any of the Company’s employees, customers or suppliers or others having dealings with the Company. Notwithstanding anything contained herein to the contrary, the Parent may issue a press release or announcement regarding the transactions contemplated by this Agreement.

Section 14.4 Confidentiality.

(a) Between the date of this Agreement and the Closing Date, the Parent and the Company shall continue to be bound by the terms of the Confidentiality Agreement and agree that any information originally furnished by another party or the Company in connection with this Agreement or the transactions contemplated hereby shall be treated as “Evaluation Material” as defined in the Confidentiality Agreement, subject to the qualifications in paragraph 2 thereof, and shall be governed by the terms of the Confidentiality Agreement, unless (a) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (b) the furnishing or use of such information is required by or necessary in connection with legal proceedings.

(b) If the transactions contemplated hereby are not consummated, each party shall return to the other party or destroy all originals, copies and reproductions of Evaluation Material in accordance with paragraph 9 of the Confidentiality Agreement.

Section 14.5 Termination of Rights of First Refusal. Effective immediately prior to the Effective Time, the Company hereby waives and terminates its right-of-first refusal to purchase any shares of Company Common Stock pursuant to (i) the MediConnect Global, Inc. Right of First Refusal, Co-Sale and Voting Agreement dated as of June 30, 2006 among the Company and the other parties thereto, (ii) the Right of First Refusal Agreement dated as of January 13, 2009 among the Company and the other parties thereto, (iii) each of the restricted stock agreements in connection with the issuance of shares of Company Common Stock and (iv) the Company Stock Plan and each of the stock option agreements between the Company and any holder thereof.

Section 14.6 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties, provided that any such change shall be effective only upon receipt by the other parties):

If to the Parent or Merger Sub, or to the Company (post-Closing), to:

Verisk Analytics, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

Attention: Kenneth E. Thompson

Executive Vice President, General Counsel

and Corporate Secretary

Tel: 201-469-2975

Fax: 201-748-1429

Email:kenneth.thompson@verisk.com

with a copy to:

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, New Jersey 07102

Attention: Lisa Heeb, Esq.

Tel: 973-622-4444

Fax: 973-624-7070

Email:lheeb@mccarter.com

If to the Company (prior to Closing), to:

MediConnect Global, Inc.

63 East 11400 South

Suite 404

Sandy, Utah 84070

Attention: Amy Anderson

Chief Executive Officer

Tel:801-545-3701 Fax:801-812-8752

Email:amy@mediconnect.net

with a copy to:

Paul “Chip” L. Lion, III, Esq., Partner

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

Tel: 650-813-5615

Fax: 650-494-0792

Email: plion@mofo.com

If to the Securityholders’ Representative, to:

MCG Securityholders Representative, LLC

C/O MediConnect Global, Inc.

63 East 11400 South

Suite 404

Sandy, Utah 84070

Attention: Amy Anderson

Tel:801-545-3701

Fax:801-812-8752

Email:amy@mediconnect.net

with a copy to:

Paul “Chip” L. Lion, III, Esq., Partner

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

Tel: 650-813-5615

Fax: 650-494-0792

Email:plion@mofo.com

Section 14.7 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 14.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14.8.

Section 14.9 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to its conflicts of laws principles.

Section 14.10 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 14.11 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Indication of Interest between Verisk Analytics, Inc. and the Company dated January 23, 2012) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Parent, the Company and the Securityholders’ Representative.

Section 14.12 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior written consent of the other parties, except that the Parent may assign any of its rights under this Agreement to any Affiliate of the Parent; provided, however, the Parent shall remain primarily responsible for any obligations to pay the Merger Consideration to the Securityholders in accordance with Article II hereof and for any other obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except (i) for the rights of the Securityholders to receive the Merger Consideration in accordance with Article II hereof, as may be adjusted in accordance with Sections 12.2 and 12.3, (ii) that each Parent Indemnified Person shall be a beneficiary of Article XI, and (iii) each current or former director or officer of the Company shall be a beneficiary of Section 7.2. Except as set forth in the preceding sentence, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 14.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 14.14 Specific Performance. The Company, the Parent, Merger Sub, and the Securityholders’ Representative each recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms and provisions of this Agreement by a decree of specific performance in any action instituted in any court of the United States or any state thereof, or any other jurisdiction, having jurisdiction without the necessity of proving the inadequacy as a remedy of money damages.

Section 14.15 Time Of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 14.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 14.17 Waiver of Conflict. Each of Parent and Company hereby acknowledges that Morrison & Foerster LLP has represented the interests of the Company in connection with the Merger and the transactions contemplated by this Agreement and in order to avoid any conflict of interest that might be deemed to arise from the Parent’s acquisition of the Company, the Parent and the Company each hereby waive any conflict that might preclude Morrison & Foerster LLP from representing the Securityholders’ Representative, any Company Stockholder, Company Optionholder or Company Warrantholder, or any of their respective Affiliates (including the Company), including in connection with any disputes arising from the Merger, the Escrow Fund, this Agreement or the Escrow Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

PARENT:

VERISK ANALYTICS, INC.

By:	/s/ Frank J. Coyne
	Name:	Frank J. Coyne
	Title:	Chairman and Chief Executive Officer

MERGER SUB:

MI6 ACQUISITION, INC.

By:	/s/ Kenneth E. Thompson
	Name:	Kenneth E. Thompson
	Title:	President, General Counsel and Secretary

COMPANY:

MEDICONNECT GLOBAL, INC.

By:	/s/ Amy Anderson
	Name:	Amy Anderson
	Title:	Chief Executive Officer

SECURITYHOLDERS’ REPRESENTATIVE:

MCG SECURITYHOLDERS REPRESENTATIVE, LLC

By:	/s/ Amy Anderson
	Name:	Amy Anderson
	Title:	Managing Member